TO OUR STOCKHOLDERS:

It is the belief of Citizens & Northern Corp. that a well-run, independent community bank can produce a fair rate of return to its shareholders and meet the financial needs of its banking community.

The results produced in 1995 were very satisfactory for C&N, thus meeting our expressed goals.

Net after-tax income for 1995 totaled $7,866,000 or $1.57 per share, compared to 1994's net income of $7,494,000, or $1.50 per share. The net-earnings-to-average-assets ratio was 1.39%, once again higher than our peer group banks.

Dividends to our shareholders for 1995 increased 5.7% to 65 cents per share plus a 1% stock dividend, compared to the dividend in 1994 of 61.5 cents per share plus a 1% stock dividend.

Total assets grew $39.5 million, or 7.2%, to a new high of $586 million at year end 1995.

Deposits increased $30.3 million, or 7.6%, to $429.6 million in 1995. Net loans rose $5.4 million, or 2.1%, to $259.6 million over last year.

Shareholders' equity less unrealized gains on available-for-sale securities increased $4.6 million, or 8.4%, to $60 million. Shareholders' equity including unrealized gains on available-for-sale securities gained $20.2 million, or 43.1%, to $67 million. C&N maintains a strong capital position, well above the regulators' requirements and above our banking peer group.

Only one major structural improvement was made to our fifteen banking offices in 1995 and that was to our Towanda office. All-new teller counters were added and offices were renovated to be used by the loan officers, as well as the Towanda trust officer.

We are continuing to improve and increase our computer operations, which are vital to enhancing customer service.

We were saddened by the untimely death on September 8 of Paul (Nick) Ritter, who headed our Trust Department for over 26 years. He will be missed both as a friend and a fellow worker.

The Trust Department, now headed by Thomas L. Briggs, is continuing to grow at a very good pace. The total market value of trust assets increased in 1995 to $181.1 million, or 24%, over the 1994 year-end total of $146.2 million. The fee income generated by the department increased 25% in 1995 to $726,000 for 1995.

Of the numerous services offered by the Trust Department, two important services used by our customers are employee benefit services and investment management services. These two services will continue to increase fees for the department in the years to come.

We were also saddened by the passing of our good friends, Paul B. Harden and Dick Hall. Paul passed away on January 1, 1996. Paul retired in 1988 after serving for over 16 years as our senior vice president and also as a director for over 22 years. Dick passed away in May 1995. He was an assistant vice president and had been employed at C&N for 45 years, retiring in 1993

Another sad note was the passing of Arlene Weatherbee. A C&N employee and officer for 30 years, Arlene retiored in 1988.

The success of Citizens & Northern can be attributed directly to our directors and staff, all of whom are dedicated and work diligently to make the bank a successful financial institution. During 1995, the staff continued to further their education, thus enabling them to better serve our customers. a total of 115 employees attended banking courses or educational seminars, 10 attended advanced banking schools and 4 graduated from these advanced schools.

C&N's aim as an independent community financial institution is to provide the finest of financial services that enhance the success and health of individuals, industries, businesses and communities in which we reside and work.

Citizens & Northern's outstanding staff, its strong capital, its stable earnings, its technological resources and its strong market position in our area provide an excellent base for our continued success.

We look forward to 1996, which should once again prove to be a very satisfactory year for your bank.
                                                                             1

CONSOLIDATED BALANCE SHEET



(In Thousands Except Share Data)                                                            December 31,             December 31,
                                                                                               1995                     1994
ASSETS
Cash and Due From Banks
     Noninterest-bearing                                                                $         12,945         $         11,572
     Interest-bearing                                                                                645                      835
----------------------------------------------------------------------------------------------------------------------------------

       Total Cash and Cash Equivalents                                                            13,590                   12,407
Available-for-Sale Securities                                                                    299,591                  260,624
Held-to-Maturity Securities                                                                        1,507                    1,196
     (Estimated fair value of $1,537 and $1,138 in 1995 and 1994, respectively)
Loans, Net                                                                                       259,603                  254,243
Bank Premises and Equipment, Net                                                                   6,791                    6,920
Foreclosed Assets Held for Sale                                                                      455                      644
Accrued Interest Receivable                                                                        4,058                    3,861
Other Assets                                                                                         392                    6,583
----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                            $        585,987         $        546,478
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
     Noninterest-bearing                                                                $         41,167         $         42,855
     Interest-bearing                                                                            388,385                  356,408
----------------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                                                            429,552                  399,263
Dividends Payable                                                                                    843                      786
Borrowed Funds                                                                                    85,000                   98,500
Accrued Interest and Other Liabilities                                                             3,615                    1,133
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                519,010                  499,682

STOCKHOLDERS' EQUITY
Common Stock, Par Value $ 1.00 per Share                                                           5,067                    5,016
  Authorized 10,000,000; Issued 5,066,516
  and 5,016,352 in 1995 and 1994, respectively
Stock Dividend Distributable                                                                       1,013                    1,016
Paid in Capital                                                                                   11,575                   10,610
Retained Earnings                                                                                 43,370                   39,743
----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                          61,025                   56,385
Net Unrealized Gain (Loss) on Available-for-Sale Securities                                        6,952                  (8,589)
Less: Treasury Stock at Cost
   104,060  shares at December 31, 1995                                                          (1,000)
   103,030  shares at December 31, 1994                                                                                   (1,000)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                        66,977                   46,796
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                                $        585,987              $    546,478
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENT OF INCOME

(In Thousands Except Per Share Data)


                                                                                          YEARS ENDED DECEMBER 31,
                                                                                        1995         1994          1993
INTEREST INCOME
   Interest and Fees on Loans                                                        $ 26,11      $  3,329     $ 22,732
   Interest on Balances with Depository                                                    5            63           32
   Interest on Loans to Political Subdivisions                                            42           315          195
   Interest on Federal Funds Sold                                                          7            13           77
   Income from Available-for-Sale and
      Held-to-Maturity Securities:
        Taxable                                                                        15,15        15,268       12,871
        Tax Exempt                                                                      2,66         2,655        2,616
         Dividends                                                                        69           666          599
---------------------------------------------------------------------------------------------------------------------------
   Total Interest and Dividend Income                                                  45,18        42,309       39,122
---------------------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE
   Interest on Depsits                                                                18,831        15,523       14,810
   Interest on Other Borrowings                                                         5,66         5,282        3,586
---------------------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                                              24,47        20,805       18,396
---------------------------------------------------------------------------------------------------------------------------
   Interest Margin                                                                     20,74        21,504       20,726
   Provision for Possible Loan Losses                                                    737           737          708
---------------------------------------------------------------------------------------------------------------------------
   Interest Margin After Provision for Possible Loan Losses                           19,967        20,767       20,018
---------------------------------------------------------------------------------------------------------------------------
   OTHER INCOME
   Service Charges on Deposit Accounts                                                 1,117         1,071        1,081
   Service Charges and Fees                                                              273           286          255
   Trust Department Income                                                               726           582          546
   Insurance Commissions, Fees and Premiums                                              620           602          598
   Other Operating Income                                                                 60           341          226
   Realized Gains  (Losses) on Securities, Net                                         1,675          (219)         646
   Total Other Income                                                                  4,471         2,663        3,352
   OTHER EXPENSES
   Salaries and Wages                                                                  5,385         5,004        4,764
   Pensions and Other Employee Benefits                                                1,618         1,620        1,662
   Occupancy Expense, Net                                                                698           692          622
   Furniture and Equipment Expense                                                       675           556          508
   Other Operating Expense                                                             5,703         5,725        5,363
---------------------------------------------------------------------------------------------------------------------------
   Total Other Expenses                                                               14,079        13,597       12,919
---------------------------------------------------------------------------------------------------------------------------
    Income Before Income Tax Provision and Cumulative Effect of  Accounting Change    10,359         9,833       10,451
    Income Tax Provision                                                               2,493         2,339        2,557
---------------------------------------------------------------------------------------------------------------------------
    Income Before Cumulative Effect of Accounting Change                               7,866         7,494        7,894
    Cumulative Effect of Change in Accounting for Income Taxes                                                     (233)
   NET INCOME                                                                       $  7,866      $  7,494     $  8,127
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

   INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   $   1.57      $   1.50      $  1.57

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
   NET INCOME PER SHARE                                                             $   1.57     $    1.50     $   1.62
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In Thousands Except  Share Data)

                                        Common                     Stock                         Net
                                        Stock                   Dividend  Paid In   Retained  Unrealized     Treasury
                                       Shares    Amount    Distributable  Capital   Earnings  Gain (Loss)    Stock          Total
BALANCE DECEMBER 31, 1992
                                        4,967    $  4,967  $     572      $ 9,267   $  31,704   $            $   (1,000)   $45,510
Net Income                                                                              8,127                                8,127
Stock Dividend Issued                      24          24       (572)         548
Cash Dividends Declared, $.54 Share                                                    (2,724)                              (2,724)
Stock Dividend Declared, 1%                                      820                     (820)
Net Unrealized Gain on
 Available-for-Sale Securities                                                                      5,592                    5,592
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993               4,991       4,991        820        9,815      36,287       5,592        (1,000)    56,505
Net Income                                                                              7,494                                7,494
Stock Dividend Issued                      25          25       (820)         795
Cash Dividends Declared, $.60 Share                                                    (3,022)                              (3,022)
Stock Dividend Declared, 1%                                    1,016                   (1,016)
Net Unrealized Loss on
Available-for-Sale Securities                                                                     (14,181)                 (14,181)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994               5,016       5,016      1,016       10,610      39,743      (8,589)       (1,000)    46,796
Net Income                                                                              7,866                                7,866
Stock Dividend Issued                      51          51     (1,016)         965
Cash Dividends Declared, $.64 Share                                                    (3,226)                              (3,226)
Stock Dividend Declared, 1%                                    1,013                   (1,013)
Net Unrealized Gain on
Available-for-Sale Securities                                                                      15,541                   15,541
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995               5,067    $  5,067   $  1,013    $  11,575   $  43,370   $   6,952    $   (1,000)   $66,977
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)
                                                             Years Ended December 31,
                                                             1995      1994      1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                    7,866    7,494      8,127
  Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating  Activities
    Provision for Possible Loan Losses                            737      737        708
    Realized (Gain) Loss on Securities, Net                    (1,675)     219       (646)
    Donation of Land                                               31
    Gain on Sale of Premises and Equipment                                  (8)
    Loss on the Sale of Foreclosed Assets                          50       16
    Gain on Sale of Other Assets                                          (265)
    Provision for Depreciation                                    735      627        552
    Accretion and Amortization                                    817       62      1,010
    Deferred Income Tax                                          (100)     263       (392)
  Changes in Operating Assets and Liabilities:
     Decrease (Increase) in Accrued Interes
       Receivable and Other Assets                              1,569     (343)     2,110
    (Decrease) Increase in Accrued Interest Payable and
      Other Liabilities                                          (944)     378     (1,298)
------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                   9,086    9,180     10,171
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the Sales of Held-to-Maturity Securities                           51,632
  Proceeds from the Maturities of Held-to-Maturity Securities     188      196     72,605
  Purchase of Held-to-Maturity Securities                        (498)    (320)  (120,356)
  Proceeds from Sales of Available-for-Sale Securities          8,284   60,391     75,819
  Proceeds from Maturities of Available-for-Sale Securities    37,256   48,972     27,065
  Purchase of Available-for-Sale Securities                   (60,101) (90,732)  (182,941)
  Proceeds from Sale of Premises and Equipment                              29          8
  Proceeds from Sale of Other Assets                                       266
  Net Increase in Loans                                        (6,525) (20,752)   (14,152)
  Purchase of Premises and Equipment                             (637)  (2,113)      (575)
  Sale of Foreclosed Assets                                       567      373        379
------------------------------------------------------------------------------------------
    Net Cash Used in Investing Activities                     (21,466)  (3,690)   (90,516)
------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Deposits                                     30,289    7,624     24,443
  Increase (Decrease) in Short Term Borrowings                 (5,000)  (5,807)    57,307
  Proceeds from Long Term Borrowings                                    10,000
  Repayment of Long Term Borrowings                            (8,500) (15,000)
  Dividends Declared                                           (3,226)  (3,022)    (2,724)
------------------------------------------------------------------------------------------
    Net Cash Provided by (Used in) Financing Activities        13,563   (6,205)    79,026
------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH  AND CASH EQUIVALENTS               1,183     (715)    (1,319)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   12,407   13,122     14,441
------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                      $  13,590 $ 12,407  $  13,122
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest Paid                                             $  25,621 $ 20,316  $  18,197
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
  Income Taxes Paid                                         $   2,487 $  2,405  $   2,851
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Citizens and Northern Corporation ("Corporation"), and its subsidiaries, Citizens and Northern Bank ("Bank") and Bucktail Life Insurance Company. All material intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Corporation is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in Northcentral Pennsylvania. It also provides other services, such as Trust activities. The Corporation is subject to competition from other financial institutions. It is also subject to regulation by certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

USE OF ESTIMATES - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management relies on appraisals of its internal certified appraiser.

Management believes that the allowance for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revisions of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Corporation to recognize additional losses based on their judgments of information available to them at the time of their examination.

INVESTMENT SECURITIES - As of December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities". In accordance with SFAS No. 115, such investments are accounted for as follows:

   HELD-TO-MATURITY SECURITIES - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts, computed using a method approximating the level-yield basis.

   AVAILABLE-FOR-SALE SECURITIES - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity. The Corporation reclassified securities with a book value of $141,229,000 from held-to-maturity to available-for-sale as of December 31, 1993.

Realized gains and losses on the sale of available-for-sale and held-to-maturity securities are computed on the basis of specific identification of the adjusted cost of each security.

The fair values of the majority of the Corporation's investments are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. The carrying values of restricted equity securities approximate fair values.

LOANS AND LEASE FINANCE RECEIVABLES ("LOANS") - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual status when, in the opinion of management, collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the account and any gain or loss is credited or charged to income. Depreciation expense is computed using the straight-line method.

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale consist of real estate acquired by foreclosure and are carried at the lower of fair value minus estimated cost to sell or cost. The book value of foreclosed assets held for sale at December 31, 1995 and December 31, 1994 was $455,000 and $644,000, respectively. Foreclosed assets held for sale amounting to $428,000 and $711,000 and $318,000 were acquired from the foreclosure of real estate loans during 1995, 1994 and 1993, respectively.

EMPLOYEE BENEFIT PLANS - The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. It is the Corporation's policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

In addition the Corporation has a profit-sharing plan which provides tax deferred salary savings under section 401 (k) of the Internal Revenue Code.

The Corporation has also established a nonqualified "Supplemental Executive Retirement Plan" for selected key executives.

In 1995, the Corporation adopted a Stock Incentive Plan for selected employees. Awards may be made under the Plan in the form of qualified options ("Incentive Stock Options", as defined by the Internal Revenue Code), nonqualified options, stock appreciation rights or grants of restrictive stock. The number of shares that may be issued under the Plan shall not exceed 60,000.

POSTRETIREMENT BENEFITS - Net periodic postretirement benefits costs are based on provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

INCOME TAXES - Provisions for deferred income taxes are made as a result of temporary differences in financial and income tax methods of accounting. These differences relate principally to provisions for possible loan losses, amortization of loan origination fees and costs, depreciation of bank premises and equipment and accretion of discounts on investment securities.

In 1993, the Corporation implemented Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for accounting and reporting for income taxes. The cumulative effect of the adoption of SFAS No. 109 as of January 1, 1993 resulted in an increase in net income for 1993 of $233,000 or $0.05 per share.

PER SHARE DATA - Earnings and cash dividends per share are based on the weighted average number of shares outstanding, adjusted in each reporting period to give the retroactive effect of stock dividends declared in the fourth quarter of each year, payable in the first quarter of the next year. Weighted average shares used for computation of earnings and dividends per share also include the issuance of a 2 for 1 stock split recorded in the form of a stock dividend on October 14, 1994.

The weighted average number of shares used in the earnings and dividends per share computations was 5,012,081 for 1995, 1994 and 1993. The assumed exercise of stock options (see Note 9) does not result in material dilution.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS - The Corporation utilizes the net reporting of cash receipts and cash payments for certain deposit and lending activities. The Corporation considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statement of cash flows.

TRUST ASSETS AND INCOME - Assets held by the Corporation in a fiduciary or agency capacity for its customers are not included in the financial statements since such items are not assets of the Corporation. Trust income is recorded on a cash basis, which is not materially different from the accrual basis.

RECLASSIFICATIONS - Certain 1993 financial information has been reclassified where necessary to conform to the 1994 and 1995 financial statement presentation.


2. CASH AND DUE FROM BANKS

Banks are required to maintain reserves consisting of vault cash and deposit balances with the Federal Reserve Bank in their district. The reserves are based on deposit levels during the year and account activity and other services provided by the Federal Reserve Bank. Average daily currency, coin, and cash balances with the Federal Reserve Bank needed to cover reserves against deposits for 1995 ranged from $4,199,000 to $4,963,000. For 1994, these balances ranged from $4,062,000 to $5,360,000. Average daily cash balances with the Federal Reserve Bank required to cover services provided to the Bank amounted to $425,000 throughout 1995 and ranged from $425,000 to $525,000 for 1994. Total balances restricted at December 31, 1995 and December 31, 1994 were $5,405,000 and $5,414,000, respectively.

Deposits with one financial institution are insured up to $100,000. The Corporation maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

3.  SECURITIES

Amortized cost and the estimated fair value of securities at December 31, 1995 and 1994 are summarized as follows:



                                                                                      December 31, 1995

                                                                                   Gross                Gross           Estimated
                                                               Amortized         Unrealized           Unrealized          Fair
 (In Thousands)                                                  Cost              Gains                Losses            Value

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U S Treasury                           $    2,508          $                    $      (8)          $   2,500
 Obligations of Other U S Government Agencies                  12,063                 156                  (5)             12,214
 Obligations of States and Political Subdivisions              41,635               1,995                 (48)             43,582
 Corporate Debt Securities                                     13,922                 272                                  14,194
 Mortgage-backed Securities                                   204,259               3,381              (1,244)            206,396
----------------------------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                        274,387               5,804              (1,305)            278,886
 Marketable Equity Securities                                  14,670               6,140                (105)             20,705
----------------------------------------------------------------------------------------------------------------------------------
 Total                                                     $  289,057          $   11,944           $  (1,410)          $ 299,591
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
 Obligations of the U S Treasury                           $      598          $       12           $                   $     610
 Mortgage-backed Securities                                       909                  18                                     927
----------------------------------------------------------------------------------------------------------------------------------
 Total                                                     $    1,507          $       30           $                   $   1,537
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



                                                                                      December 31, 1994

                                                                                   Gross                Gross           Estimated
                                                               Amortized         Unrealized           Unrealized          Fair
 (In Thousands)                                                  Cost              Gains                Losses            Value

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U  S Treasury                          $    2,511          $                   $     (212)       $      2,299
 Obligations of Other U S Government Agencies                  13,099                   4                (345)             12,758
 Obligations of States and Political Subdivisions              40,722                 538              (1,621)             39,639
 Corporate Debt Securities                                      4,482                 127                 (61)              4,548
 Mortgage-backed Securities                                   198,953                  32             (15,876)            183,109
----------------------------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                        259,767                 701             (18,115)            242,353
 Marketable Equity Securities                                  13,871               4,555                (155)             18,271
----------------------------------------------------------------------------------------------------------------------------------
 Total                                                     $  273,638          $    5,256          $  (18,270)       $    260,624
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U S Treasury                           $      101          $                   $       (4)       $         97
 Mortgage-backed Securities                                     1,095                   4                 (58)              1,041
----------------------------------------------------------------------------------------------------------------------------------
 Total                                                     $    1,196          $        4                 (62)              1,138
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


The amortized cost and estimated fair value of investment debt securities at December 31, 1995 follow. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities have been estimated based on the contractual maturity.


(In Thousands)                                            December 31, 1995

                                                    Amortized         Fair Fair
                                                       Cost              Value
AVAILABLE-FOR-SALE SECURITIES:
 Due in one year or less                             $2,000             $2,045
 Due after one year through five years               32,445             32,528
 Due after five through ten years                    38,663             40,100
 Due after ten years                                201,279            204,213
-------------------------------------------------------------------------------
 Total                                             $274,387           $278,886
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Due after one year through five years                 $598               $610
 Due after five through ten years                       106                113
 Due after ten years                                    803                814
-------------------------------------------------------------------------------
 Total                                               $1,507             $1,537
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


The following table shows the amortized cost and maturity distribution of the debt securities portfolio at December 31, 1995:


                                 Within
                                  One              One - Five         Five - Ten           After Ten
                                  Year      Yield    Years     Yield     Years      Yield    Years       Yield     Total     Yield

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U S Treasury  $                 $ 2,508      5.16   $                    $                   $  2,508      5.16
 Obligations of Other U S
     Government Agencies                                                  7,063      5.84       5,000      8.00    12,063      6.74
 Obligations of States and
     Political Subdivisions       1,000      7.00     3,625      7.46     6,150      6.74      30,860      6.06    41,635      6.30
 Corporate Debt                   1,000      8.70     1,000      7.75        15      7.15      11,907      5.57    13,922      5.95
 Mortgage-backed Securities                          25,311      5.95    25,435      6.65     153,513      6.61   204,259      6.53
----------------------------------------------------------------------------------------------------------------------------------
 Total                           $2,000      7.85   $32,444      6.11   $38,663      6.52    $201,280      6.50  $274,387      6.47
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U S Treasury $                  $   598      6.29    $                   $                   $    598      6.29
 Mortgage-backed Securities                                                 106      9.09         797      7.37       909      7.57
------------------------------------------------------------------------------------------------------------------------------------
 Total                           $                  $   598      6.29    $  106      9.09    $    797      7.37  $  1,507      7.06
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


The Corporation owned one investment that exceeded 10 percent of stockholders' equity as of December 31, 1995. The investment was a DLJ Mortgage Acceptance Corp. CMO, with a fair value of $9,716,000.

Investment securities carried at approximately $34,602,000 and $26,710,000 at December 31, 1995 and 1994, respectively, were pledged as collateral for public deposits, trusts and certain other deposits as provided by law.

In 1995, gross realized gains from the sale of available-for-sale securities were $1,675,000. In 1994, gross realized gains from the sale of available-for-sale securities were $780,000, while gross realized losses amounted to $999,000.

In 1993, proceeds from the sale of debt securities amounted to $126,641,000. Gross gains realized for 1993 from the sale of debt securities were $872,000 and the respective gross losses realized for 1993 were $457,000. Net realized gains on the sale of equity securities were $231,000 in 1993.

4.  NET LOANS AND LEASE FINANCE RECEIVABLES

Major categories of loans and leases included in the loan portfolio are summarized as follows:

(In Thousands)                                                 December 31,                       December 31,
                                                                           % of                               % of
                                                           1995            Total            1994              Total
Real Estate - Construction                            $    1,284           0.49         $     2,593           1.00
Real Estate - Mortgage                                   200,066          75.72             193,095          74.70
Consumer                                                  36,351          13.75              37,531          14.52
Agricultural                                               2,815           1.07               3,154           1.22
Commercial                                                14,445           5.47              13,625           5.27
Other                                                      2,512           0.95               2,459           0.95
Political Subdivisions                                     6,546           2.48               5,870           2.27
Lease Receivables                                            189           0.07                 168           0.07
-------------------------------------------------------------------------------------------------------------------
Total                                                    264,208         100.00             258,495         100.00
Less Unearned Discount                                       (26)                               (23)
-------------------------------------------------------------------------------------------------------------------
                                                         264,182                            258,472
Less Allowance for Possible Loan Losses                   (4,579)                            (4,229)
-------------------------------------------------------------------------------------------------------------------
Net Loans and Lease Finance Receivables               $  259,603                        $   254,243
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


At December 31, 1995 and 1994, net unamortized loan fees and costs of $1,959,000 and $2,032,000, respectively, have been offset against the carrying value of loans.

There is no concentration of loans to borrowers engaged in similar businesses or activities which exceeds 10% of total loans at December 31, 1995.

The Corporation grants commercial, residential and personal loans to customers primarily in Tioga, Bradford, Sullivan and Lycoming counties. Although the Corporation has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the local economic conditions within the region.


                                            Loan Maturity Distribution
                                               December 31, 1995
                                                  Over One
                                                  Year but
                                                  Less than    Over
                                      One Year      Five       Five
                                       or Less      Years      Years     Total

Real Estate - Construction           $  1,284    $          $         $  1,284
Real Estate - Mortgage                 87,133     46,794     66,139    200,066
Consumer                               13,541     12,806     10,004     36,351
Agricultural                            1,343      1,347        125      2,815
Commercial                             11,313      2,858        274     14,445
Other                                   1,201        107      1,204      2,512
Political Subdivisions                  1,357      2,435      2,754      6,546
Lease Receivables                          36        153          0        189
--------------------------------------------------------------------------------
Total                                $117,208    $66,500    $80,500   $264,208
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Loans in the preceding table with maturities over one year but less than five years and over five years are all fixed rate loans. All loans due on demand or at a variable rate are shown as one year or less.

Loans on which the accrual of interest has been discontinued or reduced amounted to $279,000 at December 31, 1995 and $624,000 at December 31, 1994. Interest income on such loans is recorded only as received. No interest was received on these loans for the years ended December 31, 1995, 1994 or 1993.

Loans on which the original terms have been restructured totaled $206,000 and $207,000 at December 31, 1995 and December 31, 1994, respectively. None of the loans on which the original terms were changed were past due at December 31, 1995.

Loans which were more than 90 days past due and still accruing interest at December 31, 1995 and December 31, 1994 totaled $2,916,000 and $2,743,000, respectively.
Transactions in the allowance for possible loan losses were as follows:


(In Thousands)                                       Years Ended December 31,
                                                    1995      1994       1993
Balance at Beginning of Year                       $4,229     $3,817     $3,356
   Provision Charged to Operations                    737        737        708
   Loans Charged Off                                 (574)      (519)      (578)
   Recoveries                                         187        194        331
--------------------------------------------------------------------------------
Balance at End of Year                             $4,579     $4,229     $3,817
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


At December 31, 1995, the Corporation had loans amounting to approximately $2,163,000 that were specifically classified as impaired. The average balance of these loans amounted to $2,076,000 for the year ended December 31, 1995. The allowance for loan losses related to impaired loans amounted to approximately $228,000 at December 31, 1995. The following is a summary of cash receipts on these loans and how they were applied in 1995.

(In Thousands)
Cash receipts applied to reduce principal balance                           $ 60
Cash Receipts Recognized As Interest Income                                   45
--------------------------------------------------------------------------------
Total Cash Receipts                                                         $105
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



5.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:



                                                                December 31,
(In Thousands)                                                 1995      1994
Land                                                       $     335  $    350
Buildings and Improvements                                     7,878     7,880
Furniture and Equipment                                        4,237     5,057
--------------------------------------------------------------------------------
Total                                                         12,450    13,287
Less Accumulated Depreciation                                  5,659     6,367
--------------------------------------------------------------------------------
Net                                                        $   6,791  $  6,920
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Depreciation expense included in occupancy expense and furniture and equipment expense was comprised of the following:



                                                    Years Ended December 31,
(In Thousands)                                      1995       1994      1993

Building and Improvements                       $    298    $   274   $   254
Furniture and Equipment                              437        353       298
--------------------------------------------------------------------------------
Total                                           $    735    $   627   $   552
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


6.  DEPOSITS

The following table reflects time certificates of deposit included in total deposits and their remaining maturities.



(In Thousands)                                              At December 31, 1995
                                                                                            2000
                                           1996        1997        1998        1999    and Thereafter   Total
Certificates of Deposit                  $78,103     $15,259     $13,790      $5,077      $6,292       $118,521


                                                             At December 31, 1994
                                                                                            1999
                                           1995        1996        1997        1998    and Thereafter   Total
Certificates of Deposit                  $69,481     $13,202      $6,319     $10,620      $2,677       $102,299



Included in interest-bearing deposits are certificates of deposit issued in the amount of $100,000 or more. These certificates and their remaining maturities are as follows:


(In Thousands)                                              At December 31, 1995
                                                                                            2000
                                           1996        1997        1998        1999    and Thereafter   Total
Certificates of Deposit                  $13,637        $814      $1,098        $522        $607        $16,678


                                                             At December 31, 1994
                                                                                            1999
                                           1995        1996        1997        1998    and Thereafter   Total
Certificates of Deposit                  $6,435        $427        $130      $1,083        $100         $8,175


The interest paid on deposits of $100,000 or more amounted to $838,000, $668,000 and $444,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

7.  BORROWED FUNDS

Borrowed funds include the following:


                                                    December 31,
(In Thousands)                                   1995           1994
 Federal Funds Purchased (a)
 Flexline (b)
 Other Borrowed Funds (c)                      $45,000        $53,500
 Repurchase Agreements (d                       40,000         45,000
----------------------------------------------------------------------
 Total Borrowed Funds (e)                      $85,000        $98,500
----------------------------------------------------------------------
----------------------------------------------------------------------


(a) Federal Funds Purchased generally represent overnight federal funds borrowings from correspondent banks. The maximum month-end amount of such borrowing in 1995, 1994 and 1993 was $19,000,000, $30,000,000
and $30,000,000, respectively. The average amount of such borrowings was $4,774,000, $11,565,000 and $13,914,000 in 1995, 1994 and 1993, respectively, and the weighted average interest rates were 6.37% in 1995, 4.31% in 1994 and 3.35% in 1993.

(b) Flexline is a line of credit with the Federal Home Loan Bank of Pittsburgh used on an overnight basis. The total amount available under the line is 10% of the qualifying assets or approximately $54,000,000 at December 31, 1995. The weighted average interest rate for 1995, 1994 and 1993 was 6.37%, 4.31% , and 3.35%, respectively. The maximum outstanding balance was $32,500,000 in 1995, $30,000,000 in 1994 and $40,000,000 in 1993.

(c) Other Borrowed Funds consist of separate loans with the Federal Home Loan Bank of Pittsburgh.


(In Thousands)                                              December 31,
                                                           1995       1994
 Fixed rate at 6.17%, maturity April 2, 1995           $          $    10,000
 Fixed rate at 5.96%, maturity May 19, 1995                             5,000
 Fixed rate at 5.86%, maturity June 12, 1995                            5,000
 Fixed rate at 5.84%, maturity June 23, 1995                            5,000
 Fixed rate at 5.64%, maturity June 30, 1995                            5,000
 Variable rate at 5.625%, maturity July 12, 1995                        3,500
 Variable rate at 5.69%, maturity July 27, 1995                        10,000
 Variable rate at 5.99%, maturity April 18, 1996          10,000       10,000
 Fixed rate at 6.25%, maturity June 3, 1996               10,000
 Fixed rate at 5.58%, maturity December 4, 1996           15,000
 Fixed rate at 5.53%, maturity December 15,1997           10,000
----------------------------------------------------------------------
Total Other Borrowed Funds                             $  45,000  $    53,500
------------------------------------------------------------------------------
------------------------------------------------------------------------------


All advances are collateralized by the Corporation's Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans under a blanket floating-lien agreement.

(d) Repurchase Agreements represent the sale and agreement to repurchase specified securities at an agreed upon price plus a negotiated rate of interest as follows:

                                                             December 31,
(In Thousands)                                             1995         1994
Fixed rate at 6.00%, maturity February 27, 1995         $             $25,000
Fixed rate at 6.40%, maturity March 13, 1995                           20,000
Fixed rate at 5.83%, maturity January 25, 1996            20,000
Fixed rate at 5.68%, maturity June 22, 1997               10,000
Fixed rate at 6.00%, maturity June 15, 1998               10,000
--------------------------------------------------------------------------------
Total Repurchase Agreements                              $40,000      $45,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The weighted average interest rate on repurchase agreements for 1995, 1994 and 1993 was 5.96%, 4.56%, and 3.41% respectively. The respective carrying value of the underlying securities at December 31, 1995 and 1994 was $22,622,000 and $74,524,000, respectively. As of December 31, 1995 repurchase agreements in the amount of $20,000,000 were collateralized by a blanket agreement with the Federal Home Loan Bank in which the actual ownership of the securities is not transferred. During 1995, 1994 and 1993 the maximum outstanding borrowings were $74,650,000, $47,474,000 and $38,307,000, respectively.

(e) The aggregate average funds borrowed for the years ended December 31, 1995, 1994 and 1993 were $92,502,000, $104,179,000 and $76,366,000, respectively. The weighted average interest rate was 6.10%, 5.07% and 4.70% for those same periods.

8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

Changes in assumptions can significantly affect the estimates. Estimated fair values have been determined by the Corporation using historical data, as generally provided by the Corporation's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The method for determining the estimated fair value of the Corporation's investment securities is described in Note 1. The Corporation's fair value estimates, methods and assumptions are set forth below for the Corporation's other financial instruments.

CASH AND DUE FROM BANKS - The carrying amounts for cash and due from banks reported in the consolidated balance sheet approximates these assets' fair value.

LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience. Fair value on nonperforming loans is based on recent appraisals or estimates prepared by the Corporation's lending officers.

The following table presents information on loans.

(In Thousands)                                                                    December 31, 1995

                                                                            Average        Average       Estimated
                                                                Book       Historical      Maturity       Discount      Calculated
                                                               Value         Yield %     (Years)(1)       Rate %(2)     Fair Value
 Real Estate:
          Real Estate Fixed                                   $130,787           9.07           4.14           9.41       $128,324
          Real Estate Variable                                  70,338           8.44           0.54           9.18         70,384
-----------------------------------------------------------------------------------------------------------------------------------
          Total Real Estate                                    201,125                                                     198,708
-----------------------------------------------------------------------------------------------------------------------------------
 Consumer:
          Consumer Fixed                                        25,168          10.05           1.36          10.10         25,156
          Consumer Variable                                      1,083           9.08           0.04           9.68          1,083
          Credit Card                                            9,259          14.90           3.10          14.90          9,259
          Key Loans                                                841          18.00           5.01          18.00            841
-----------------------------------------------------------------------------------------------------------------------------------
          Total Consumer                                        36,351                                                      36,339
-----------------------------------------------------------------------------------------------------------------------------------
 Agricultural                                                    2,815          10.17           1.43          10.80          2,874
-----------------------------------------------------------------------------------------------------------------------------------
 Commercial
          Commercial Fixed                                       5,451           9.75           1.50          10.00          5,451
          Commercial Variable                                    8,940           9.72           0.04          10.75          8,940
----------------------------------------------------------------------------------------------------------------------------------
          Total Commercial                                      14,391                                                      14,391
----------------------------------------------------------------------------------------------------------------------------------
 Other Loans                                                     2,512           7.89           0.27           9.50          2,510
 Political Subdivisions                                          6,546           6.35           4.40           7.13          6,431
 Leases                                                            189           8.56           2.05           9.00            153
 Nonperforming                                                     279                                                         279
-----------------------------------------------------------------------------------------------------------------------------------
 Total Loans                                                  $264,208                                                    $261,685
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                            December 31, 1994

                                                                              Average        Average     Estimated
                                                                 Book      Historical        Maturity     Discount      Calculated
                                                                Value        Yield %      (Years) (1)   Rate  % (2)     Fair Value
 Real Estate:
          Real Estate Fixed                                   $118,049           9.15           4.03           9.75       $114,347
          Real Estate Variable                                  77,067           8.17           0.40           8.60         76,748
-----------------------------------------------------------------------------------------------------------------------------------
          Total Real Estate                                    195,116                                                     191,095
-----------------------------------------------------------------------------------------------------------------------------------
 Consumer:
          Consumer Fixed                                        25,382           8.91           1.18          10.60         25,081
          Consumer Variable                                      1,134           8.82           0.04           9.10          1,134
          Credit Card                                            9,896          14.90           3.10          14.90          9,896
          Key Loans                                              1,119          18.00           5.10          18.00          1,119
-----------------------------------------------------------------------------------------------------------------------------------
          Total Consumer                                        37,531                                                      37,230
-----------------------------------------------------------------------------------------------------------------------------------
 Agricultural                                                    3,102          10.02           1.52           9.73          3,120
-----------------------------------------------------------------------------------------------------------------------------------
 Commercial
          Commercial Fixed                                       4,045           9.68           1.29          10.00          4,031
          Commercial Variable                                    9,580           9.64           0.04           9.35          9,580
-----------------------------------------------------------------------------------------------------------------------------------
          Total Commercial                                      13,625                                                      13,611
-----------------------------------------------------------------------------------------------------------------------------------
 Other Loans                                                     2,459           7.69           0.36           8.50          2,463
 Political Subdivisions                                          5,870           6.19           4.00           6.84          5,686
 Leases                                                            168           8.42           1.84           8.00            168
 Nonperforming                                                     624                                                         624
-----------------------------------------------------------------------------------------------------------------------------------
 Total Loans                                                  $258,495                                                    $253,997
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


(1) Average maturity represents the expected cash flow period, which in some instances is different from the stated maturity.

(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and interest checking accounts is equal to the amount payable on demand at December 31, 1995. The fair value of all other deposit categories is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                     December 31, 1995
(In Thousands)
                                                   Book        Estimated
                                                   Value       Fair Value
 Noninterest-Bearing Demand Deposits              $41,167          $41,167
 Interest-Bearing Deposits:
     Money Market                                  95,679           95,679
     Interest Checking                             43,180           43,180
     Savings                                       46,051           46,051
     Certificates of Deposit                      118,521          119,376
     Other Time                                    84,954           84,743
 Total Interest-bearing Deposits                  388,385          389,029
---------------------------------------------------------------------------
 Total Deposits                                  $429,552         $430,196
---------------------------------------------------------------------------
---------------------------------------------------------------------------


                                                   December 31, 1994
 (In Thousands)
                                                   Book         Estimated
                                                  Value         Fair Value


 Noninterest-bearing Demand Deposits              $42,855          $42,855
 Interest-bearing Deposits:
     Money Market                                  81,387           81,387
     Interest Checking                             42,098           42,098
     Savings                                       52,587           52,587
     Certificates of Deposit                      102,299          102,912
     Other Time                                    78,037           78,037
---------------------------------------------------------------------------
 Total Interest-bearing Deposits                  356,408          357,021
---------------------------------------------------------------------------
 Total Deposits                                  $399,263         $399,876
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

BORROWED FUNDS - Rates currently available to the Corporation for borrowed funds with similar terms and remaining maturities are used to estimate fair value of existing borrowed funds.

                                                        December 31, 1995
(In Thousands)
                                                     Book        Estimated
                                                    Value       Fair Value


 Securities Sold Under Agreement to Repurchase    $40,000          $40,000
 Other Borrowing from the Federal Home Loan Bank:
     Fixed Rate                                    35,000           35,013
     Variable Rate                                 10,000           10,000
---------------------------------------------------------------------------
     Total Other Borrowings                        45,000           45,013
---------------------------------------------------------------------------
 Total Borrowed Funds                             $85,000          $85,013
---------------------------------------------------------------------------
---------------------------------------------------------------------------

                                                         December 31, 1994
 (In Thousands)
                                                     Book        Estimated
                                                    Value       Fair Value
 Securities Sold Under Agreement to Repurchase    $45,000          $45,000
 Other Borrowing from the Federal Home Loan Bank:
     Fixed Rate                                    30,000           30,035
     Variable Rate                                 23,500           23,500
---------------------------------------------------------------------------
     Total Other Borrowings                        53,500           53,535
---------------------------------------------------------------------------
 Total Borrowed Funds                             $98,500          $98,535
---------------------------------------------------------------------------
---------------------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which totaled $45,786,000 at December 31, 1995 and $44,583,000 at December 31, 1994 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

9. EMPLOYEE BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Corporation's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock and U S Government and corporate debt securities. Net periodic pension cost includes the following components.

                                                    Year Ended December 31,
(In Thousands)
                                                  1995      1994      1993

Service cost benefits earned during the period  $  174    $  208    $  201
Interest cost on projected benefit obligation      342       322       312
Return on assets                                  (960)      (71)     (271)
Net amortization and deferral                      541      (339)     (112)
Amortization of transition gain                    (23)      (23)      (22)
---------------------------------------------------------------------------
Net periodic pension cost                       $   74    $   97    $  108
---------------------------------------------------------------------------
---------------------------------------------------------------------------


At December 31, 1995, the accumulated benefit obligation and the vested benefit obligation were $4,025,000 and $4,012,000, respectively. The funded status of the Plan and amount recognized in the Corporation's consolidated balance sheet were as follows:

                                                             December 31,
                                                          1995        1994
Plan assets at fair value                                $ 5,854    $   4,882
Projected benefit obligation                              (5,237)      (4,236)
------------------------------------------------------------------------------
Excess of assets over projected benefit obligation           617          646
Unrecognized net gain being recognized over employees'
     average remaining service life                         (342)        (365)
Deferred unexpected (gain) loss                               90          (72)
-----------------------------------------------------------------------------
Prepaid pension cost                                      $  365   $      209
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

The projected benefit obligation at December 31, 1995 and 1994 was determined using an assumed discount rate of 7.25% and 8.25 %, respectively, and an assumed long-term rate of compensation of 5.5% for both years. The assumed long-term rate of return on plan assets was 8.50% as of December 31, 1995 and 8.0% as of December 31, 1994.

The Corporation has a profit sharing plan which incorporates the tax deferred salary savings provisions of Section 401 (k) of the Internal Revenue Code. The Corporation's matching contributions to the plan depend upon the tax deferred contributions of employees. The Corporation's basic and matching contributions for 1995, 1994 and 1993 were $365,000, $328,000 and $351,000, respectively.

The Corporation also has a nonqualified supplemental deferred compensation arrangement with its key officers. Charges to expense for officers' supplemental deferred compensation for 1995, 1994 and 1993 amounted to $75,000, $83,000 and $166,000, respectively.

The Corporation has a Stock Incentive Plan for a selected group of senior officers. Nonqualified options to purchase shares of the Corporation's stock were issued in 1995 with an exercise price of $20.00 per share. The period of the options is 10 years commencing from the date of the grant, December 21, 1995. Not more than 20% of the options may be exercised in any one year. The options are not exercisable until 1 year from the date of the grant.

                                       Shares Under
                                         Option
                                          1995
Outstanding, beginning of year
Granted during the year                   12,100
Canceled during the year
Outstanding, end of year                  12,100

At December 31, 1995, there were 47,900 shares reserved for future grants.

10.  POSTRETIREMENT HEALTH CARE INSURANCE BENEFITS

The Corporation sponsors a defined benefit health care plan that provides postretirement medical benefits and life insurance to employees who meet certain age and length of service requirements. Effective January 1, 1992, the plan contains cost-sharing features which cause participants to pay for all further increases in costs related to benefit coverage. The Corporation's policy is to fund the cost of the plan in amounts equal to the Corporation's share of medical benefits and life insurance premium costs.

The following table shows the plan's funded status reconciled with amounts recognized in the Corporation's balance sheet at December 31, 1995 and 1994:



(In Thousands)                                                              1995           1994

Accumulated postretirement benefit obligations:
  Retirees                                                                $    (472)     $    (410)
  Active plan participants                                                     (269)          (274)
----------------------------------------------------------------------------------------------------
  Total accumulated postretirement benefit obligations                         (741)          (684)
Plan assets at fair value
----------------------------------------------------------------------------------------------------

Accumulated postretirement benefit obligation in excess of plan assets         (741)          (684)
Unrecognized net gain                                                           (79)          (135)
Unrecognized transition obligation                                              620            656
----------------------------------------------------------------------------------------------------
Accrued postretirement benefits cost                                       $   (200)      $   (163)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


Net periodic benefit cost for 1995, 1994 and 1993 includes the following components:

(In Thousands)                                                   1995           1994            1993
Service cost                                                    $ 13           $ 17           $  18
Interest cost on accumulated postretirement benefit obligation    53             51              53
Amortization of transition obligation over 21 years               30             36              37
----------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                        $ 96           $104           $ 108
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------



The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.25%, at December 31, 1995 and 1994, respectively.

11.  INCOME TAXES

The following temporary differences gave rise to the net deferred tax liability (asset) at December 31, 1995 and 1994:

(In Thousands)                                                     1995           1994
xxDeferred Tax Liabilities:
     Bond Accretion                                             $     224      $     188
     Depreciation                                                     162            124
     Pension Expense                                                  124             70
     Unrealized Gains on Available-for-Sale Securities              3,582          --
-----------------------------------------------------------------------------------------
Total                                                               4,092            382
-----------------------------------------------------------------------------------------

Deferred Tax Assets:
     Loan Fees and Costs                                             (465)          (567)
     SERP Plan                                                        (90)          (101)
     Postretirement Benefits                                          (68)           (57)
     Loan Loss Provision                                           (1,424)        (1,205)
     Accrued Payroll                                                 (111)
     Unrealized Losses on Available-for-Sale Securities                           (4,425)
-----------------------------------------------------------------------------------------
Total                                                              (2,158)        (6,355)
-----------------------------------------------------------------------------------------

                                                                                      19



Deferred Tax  Liability(Asset), Net                              $  1,934  $      (5,973)
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------


The federal income tax provision is comprised of the following components:

(In Thousands)                      1995                1994                1993
Currently Payable                $ 2,593             $ 2,069             $ 2,715
Deferred Provision (Benefit)        (100)                270               (158)
Total Provision                  $ 2,493             $ 2,339             $ 2,557
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------


The following tabulation is a reconciliation of the expected provision for federal income taxes determined by application of the statutory rates at which income is expected to be taxed and the actual income tax provision.

                                                 Years Ended December 31,
                                     1995                 1994                  1993
(In Thousands)                    Amount    %         Amount        %        Amount      %
Expected Provision              $  3,626    35.0    $  3,343       34.0    $  3,658    35.0
Nontaxable Bond Interest            (931)   (9.0)       (901)      (9.2)       (914)   (8.7)
Nontaxable Loan Interest            (147)   (1.4)       (107)      (1.1)        (68)   (0.7)
Nondeductible Interest Expense       143     1.4         113        1.2          98     0.9
Dividends Received Deduction        (103)   (1.0)       (102)      (1.0)        (77)   (0.7)
Surtax Exemption                     (74)   (0.7)                               (76)   (0.7)
--------------------------------------------------------------------------------------------
Other, Net                           (21)   (0.2)         (7)      (0.1)        (64)   (0.6)
--------------------------------------------------------------------------------------------
Effective Income Tax and Rates  $  2,493    24.1    $  2,339       23.8    $  2,557    24.5
--------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------



12.  RELATED PARTY TRANSACTIONS
Loans to executive officers, directors of the Corporation and its subsidiary and any associates of the foregoing persons are as follows:

(In Thousands)
                                            Beginning                                     Other        Ending
Name of Borrower                            Balance        New Loans      Repayments      Changes      Balance
15 Directors, 3 Executive Officers 1995       $4,132          $2,046       $(1,638)       $(99)        $4,441
15 Directors, 4 Executive Officers 1994        3,566           1,910        (1,349)          5          4,132
15 Directors, 5 Executive Officers 1993        3,696             358          (388)       (100)         3,566


The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes represent transfers in and out of the related party category.

13. OFF-BALANCE SHEET RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments express the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1995:

                                                Contract Amount
     Commitments to extend credit                 $43,153,000
     Standby letters of credit                    $ 2,633,000



Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation, for extensions of credit is based on management's credit assessment of the counterparty.

Standby letters of credit are conditional commitments issued by the Corporation guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

14.  REGULATORY MATTERS

Federal regulators have adopted capital adequacy standards for all bank holding companies and banks which measure a banking company's capital to the risk profile of its assets. The regulation assigns a risk factor to each asset classification for the purpose of determining risk-based assets. Capital is then measured in relation to risk-based assets and in 1995 and 1994 bank holding companies and banks must have a total capital ratio of 8% of their risk-based assets. At least half of this capital or 4% must be in Tier 1 (core capital), which consists of stockholders' equity and qualifying perpetual preferred stock together with related surplus and retained earnings. The remaining portion or Tier 2 Capital, consists of limited life preferred stock, qualifying debt instruments and the allowance for possible loan losses.

The Corporation's total capital ratio as of December 31, 1995 and 1994 was 18.72% and 18.36%, respectively. At December 31, 1995 and 1994, the core capital to risk-weighted assets was 17.47% and 17.11%, respectively. Capital ratio calculations exclude unrealized gains and losses on available-for-sale securities.

Restrictions imposed by Federal Reserve Regulation H limit dividend payments in any year to the current year's net income plus the retained net income of the prior two years without any approval of the Federal Reserve Board. Accordingly, Company dividends in 1996 may not exceed $9,112,000, plus Company net income for 1996. Additionally, banking regulators limit the amount of dividends that may be paid by the Bank to the Corporation. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $43,370,000 at December 31, 1995, subject to the minimum capital ratio requirements noted above.

Restrictions imposed by federal law prohibit the Corporation from borrowing from the Bank unless the loans are secured in specific amounts. Such secured loans to the Corporation are generally limited to 10% of the Bank's stockholders' equity or $5,576,000 at December 31, 1995.

15. PARENT COMPANY ONLY
The following is condensed financial information for Citizens & Northern Corporation.

CONDENSED BALANCE SHEET

(In Thousands)
                                                                                   December 31,
                                                                                 1995         1994
 ASSETS
 Cash                                                                        $       16  $       14
 Available-for-Sale Securities                                                    4,266       3,163
 Subsidiary Investments
          Citizens and Northern Bank                                             61,760      42,582
          Bucktail Life Insurance Company                                         1,408       1,287
          Total Subsidiary Investments                                           63,168      43,869
 Dividend Receivable                                                                870         800
----------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                $   68,320  $   47,846
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Borrowed Funds and Other Liabilities                                               500         264
 Dividend Payable                                                                   843         786
 Stockholders' Equity                                                            66,977      46,796
----------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $   68,320  $   47,846
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------




CONDENSED INCOME STATEMENT

                                                                    Years Ended December 31,
(In Thousands)                                                  1995          1994           1993
 Dividend from Subsidiary                                      $     3,505   $    3,731  $    4,300
 Other Dividend Income                                                  96           73          28
 Available-for-Sale Securities Gains                                    26          107
 Expenses                                                              (37)         (50)         (6)
----------------------------------------------------------------------------------------------------
 Income Before Equity in Undistributed Earnings of Subsidiaries      3,590        3,861       4,322
 Equity in Undistributed Earnings of Subsidiaries                    4,276        3,633       3,805
----------------------------------------------------------------------------------------------------
 NET INCOME                                                    $     7,866   $    7,494  $    8,127
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


CONDENSED STATEMENT OF CASH FLOWS

                                                                    Years Ended December 31,
 (In Thousands)                                                  1995          1994            1993
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                    $    7,866   $    7,494  $    8,127
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
          Noncash Dividends Received                                 (219)        (686)     (1,150)
          Equity Securities Gains                                     (26)        (107)
          Equity in Undistributed Net Income of Subsidiaries       (4,276)      (3,633)     (3,805)
          Increase in Other Assets                                    (70)                    (170)
          Increase in Other Liabilities                                26           99          96
----------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                 3,301        3,167       3,098
----------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Available-for-Sale Securities                           (141)        (503)       (408)
 Proceeds from Sale of Available-for-Sale Securities                   68          347
----------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                       (73)        (156)       (408)
----------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends Declared                                                (3,226)      (3,022)     (2,724)
----------------------------------------------------------------------------------------------------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       2          (11)        (34)
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          14           25          69
----------------------------------------------------------------------------------------------------

                                                                                         22

 CASH AND CASH EQUIVALENTS, END OF YEAR      $   16    $   14    $   25
-----------------------------------------------------------------------
-----------------------------------------------------------------------
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Citizens & Northern Corporation

We have audited the accompanying consolidated balance sheets of Citizens & Northern Corporation and subsidiaries ("Corporation") as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens & Northern Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Corporation changed its methods of accounting for securities and income taxes in 1993.


PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES
WILLIAMSPORT, PENNSYLVANIA
JANUARY 22, 1996

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL PLANNING

January 19, 1996

To the Stockholders and Board of Directors of Citizens & Northern Corporation

Management of Citizens & Northern Corporation and its subsidiaries has prepared the consolidated financial statements and other information in the "Annual Report and Form 10-K" in accordance with generally accepted accounting principles and is responsible for its content and accuracy.

In meeting its responsibility, management relies on internal accounting and related control systems, which include selection and training of qualified personnel, establishment and communication of accounting and administrative policies and procedures, appropriate segregation of responsibilities and programs of internal audit. These systems are designed to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets and that assets are safeguarded against unauthorized use or disposition. Such assurance cannot be absolute because of inherent limitations in any internal control system.

 Management also recognizes its responsibility to foster a climate in which Company affairs are conducted with the highest ethical standards. The Company's Code of Conduct, furnished to each employee and director, addresses the importance of open internal communications, potential conflicts of interest, compliance with applicable laws, including those related to financial disclosure, the confidentiality of proprietary information and other items. There is an ongoing program to assess compliance with these policies.

The Audit Committee of the Company's Board of Directors consists solely of outside directors. The Audit Committee meets periodically with management and the independent accountants to discuss audit, financial reporting and related matters. Parente, Randolph, Orlando, Carey & Associates and the Company's internal auditors have direct access to the Audit Committee.



William K. Francis                James W. Seipler
Chairman,                             Treasurer
President & CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

1995 PERFORMANCE REVIEW

Citizens and Northern Corporation ("Corporation") and its major subsidiary, Citizens and Northern Bank ("Bank"), recorded per share earnings of $1.57 for the year ended December 31, 1995. This compares to 1994 and 1993 per share earnings of $1.50 and $1.62, respectively.

 Operating earnings for the years ended December 31, 1995 and December 31, 1994 were adversely affected by rising interest rates and declining net interest margins when compared to the year ended December 31, 1993. Net interest margins for the years ended December 31, 1995, 1994, and 1993 were 2.99%, 3.39% and 3.70%, respectively.

The net interest margin began to show improvement during the second half of 1995 and management expects this trend to continue into 1996. This should provide a wider net interest margin than 1995; however, we will not reach levels achieved in 1993.

Management feels confident that if interest rates remain stable during 1996 the Corporation will likely achieve earnings comparable to 1995. The Corporation should again in 1996 outperform its peer group as it has for the past several years.

NET INTEREST MARGIN
1995/1994/1993

Primary operating income of the Corporation is derived from the net interest margin. The net interest margin is the difference between total interest income on interest producing assets and interest expense paid on interest bearing liabilities.

INTEREST INCOME

Average earning assets for 1995, 1994 and 1993, respectively, were $549,837,000, $535,227,000 and $489,121,000. The average rate of return provided by the assets amounted to 8.22%, 7.91% and 8.06%, respectively. Earning assets of the Corporation consist primarily of investments and loans.

The investment portfolio contains over half of the earning assets base. The average balance of the investment portfolio for the comparable periods was $288,397,000, $290,620,000 and $257,858,000, respectively. The return on the investment portfolio for the comparable periods was 6.41%, 6.40% and 6.24%, respectively.

The investment portfolio is composed primarily of fixed rate mortgage-backed securities issued by FNMA and FHLMC. Mortgage-backed instruments are preferred because they provide an adequate rate of return and cash flow from monthly payments. The down side of the instruments is prepayments during periods of falling interest rates. The portfolio also contains a predetermined level of tax free municipal securities which helps maintain a tax rate much lower than the
statutory rate.   The balance of the portfolio consists of corporate bonds and stock of Pennsylvania banks and Pennsylvania bank holding companies.

The average balance of the loan portfolio for 1995, 1994 and 1993 was $259,142,000, $243,147,000 and $227,683,000, respectively. The average rate of return on the loan base for the comparable periods was 10.24%, 9.72% and 10.07%, respectively.

The loan base of the Corporation is heavily weighted with mortgage loans to customers in our market area, primarily single family residential mortgages. The portfolio does, however, contain a large number of farm mortgages since farming is a primary industry in the Corporation's market area. The balance of the portfolio is made up of consumer loans, including credit cards, commercial loans and loans to municipalities.

On the other side of the balance sheet, average interest-bearing liabilities for the periods ended December 31, 1995, 1994 and 1993 totaled $468,146,000, $460,409,000 and $421,837,000, respectively. The average cost of interest-bearing liabilities was 5.23%, 4.52% and 4.36%, respectively, for the comparable periods.

The largest single source of interest-bearing liabilities is deposits. The largest deposit source historically has been time certificates of deposit. The certificates carry maturities ranging from six months to five years and over the years have provided a reliable source of funds to provide residential mortgages. Other major fund providers are money market and individual retirement accounts. The Corporation considers these core deposits and pays a slightly higher rate of return than other financial institutions in our market area. Passbook and statement savings have also been stable sources of low cost core deposits.

Average balances on interest-bearing deposits for the periods ended December 31, 1995, 1994 and 1993 were $375,644,000, $356,230,000, and $345,471,000, respectively. The cost of the associated deposit liabilities was, respectively, for the comparable periods, 5.00%, 4.36% and 4.29%.

The balance of the liability base consists of noninterest-bearing demand deposits and borrowed funds. The primary source of borrowed funds is the Federal Home Loan Bank of Pittsburgh. The Federal Home Loan Bank's primary function is to provide mortgage financing and as such it provides short and long term credits using the Corporation's mortgage loans and mortgage-backed securities as a collateral base. The Corporation uses the borrowed funds to purchase mortgaged-backed instruments for its investment portfolio.

The average balance of these short and long term borrowings for the periods ended December 31, 1995, 1994 and 1993 amounted to $92,502,000, $104,179,000 and
$76,366,000. The average cost of these borrowings for the comparable periods was 6.10%, 5.07% and 4.81%, respectively.

The borrowed fund base does carry some risk. The funds are borrowed for relatively short terms, normally from one month to three years and the associated assets have much longer maturities. This creates a large negative gap which could have a detrimental impact on earnings during periods of rising interest rates. Management, however, continually monitors the interest rate risk and has set parameters using a 200 basis point upside interest rate swing. Upward interest rate movements also cause market value depreciation of the investment portfolio; parameters have also been set based on a 200 basis point upward shift.

Management and the Board of Directors feel that the capital of the Corporation is adequate to support the interest rate risk and market value depreciation parameters imposed on management to support the inherent risk.

Tables I through V present the relationship between interest income, interest expense and average balance sheet categories for the comparable periods.

TABLE I - ANALYSIS OF INTEREST INCOME AND EXPENSE



                                                                                                                   Change
                                                                         Years Ended December 31,            Increase (Decrease)
(In Thousands)
                                                                          1995         1994        1993        95/94       94/93
INTEREST INCOME
Available-for-Sale Securities (2):
   U S Treasury Securities                                             $    128     $    128    $            $           $    128
   Obligations of Other U S  Government Agencies and Corporations           691          617                       74         617
   Mortgage Backed Securities                                            13,665       14,055       3,911         (390)     10,144
   Obligations of States and Political Subdivisions                       2,667        2,655                       12       2,655
   Stock                                                                    690          666                       24         666
   Other Securities                                                         568          375                      193         375
----------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                                18,409       18,496       3,911          (87)     14,585
----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities (2):
   U S Treasury Securities                                                   22            3          55           19         (52)
   Obligations of Other U S  Government Agencies and Corporations
   Mortgage-backed Securities                                                77           90       8,289          (13)     (8,199)
   Obligations of States and Political Subdivisions                                                2,616                   (2,616)
   Stock                                                                                             599                     (599)
   Other Securities                                                                                  616                     (616)
----------------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                      99           93      12,175            6     (12,082)
----------------------------------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                             55           63          32          (8)          31
Federal Funds Sold                                                           79           13          77           66         (64)
Loans:
   Real Estate Loans                                                     18,201       15,983      15,327        2,218         656
   Consumer                                                               6,164        5,799       5,886          365         (87)
   Agricultural                                                             315          296         284           19          12
   Commercial/Industrial                                                  1,404        1,219       1,186          185          33
   Other                                                                     19           19          34            0         (15)
   Political Subdivisions                                                   421          315         195          106         120
   Leases                                                                    15           13          15            2          (2)
----------------------------------------------------------------------------------------------------------------------------------
    Total Loan Income                                                    26,539       23,644      22,927        2,895         717
----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                    45,181       42,309      39,122        2,872       3,187
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest Checking                                                        1,695        1,360       1,066          335         294
 Money Market                                                             4,526        3,038       2,612        1,488         426
 Savings                                                                  1,198        1,344       1,449         (146)       (105)
Certificates of Deposit                                                   6,183        4,841       5,334        1,342        (493)
Individual Retirement Accounts                                            5,165        4,879       4,263          286         616
 Other Time Deposits                                                         64           61          85            3         (24)
 Federal Funds Purchased                                                    304          498         466         (194)         32
Other Borrowed Funds                                                      5,342        4,784       3,121          558       1,663
----------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                   24,477       20,805      18,396        3,672       2,409
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (1)                                                $ 20,704     $ 21,504    $ 20,726     $  (800)    $    778
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Net interest income, if reflected on a fully tax equivalent basis, would have amounted to $22,037,000, $22,820,000, and $21,326,000, for 1995, 1994, and
1993, respectively.
(2) The Corporation adopted Statement of Financial Accounting Standards No. 115 as of December 31, 1993, and reclassified a substantial portion of its securities from "held-to-maturity" to "available-for-sale".

TABLE II - ANALYSIS OF AVERAGE DAILY BALANCES AND  RATES

                                                                                Rate of               Rate of             Rate of
(In Thousands)                                                                  Return/               Return/             Return/
                                                                                Cost of               Cost of             Cost of
                                                                                  Funds                 Funds               Funds
EARNING ASSETS                                                        1995          %       1994          %       1993        %

Available-for-Sale Securities: (*)
   U S Treasury Securities                                       $   2,510         5.10  $   2,512       5.10  $
   Obligations of Other U S Government Agencies and Corporations    10,639         6.49      9,761       6.32
   Mortgage-backed Securities                                      208,469         6.55    219,627       6.40    59,196      6.61
   Obligations of States and Political Subdivisions                 41,756         6.39     40,464       6.56
   Stock                                                            13,547         5.09     13,010       5.12
   Other Securities                                                 10,148         5.60      4,011       9.35
-----------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                          287,069         6.41    289,385       6.39    59,196      6.61
-----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
   U S Treasury Securities                                             324         6.79         50       6.00       892      6.17
   Obligations of Other U S Government Agencies and Corporations
   Mortgage-Backed Securities                                       1,004          7.67      1,185       7.34   143,965      5.76
   Obligations of States and Political Subdivisions                                                              37,044      7.06
   Stock                                                                                                          9,745      6.15
   Other Securities                                                                                               7,016      8.78
-----------------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                              1,328         7.45      1,235       7.29   198,662      6.13
-----------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Due from Banks                                        996         5.52      1,114       5.92     1,016      3.15
Federal Funds Sold                                                   1,301         6.07        346       3.76     2,564      3.00
Loans:
   Real Estate Loans                                               198,936         9.15    185,535       8.61   169,465      9.04
   Consumer                                                         36,230        17.01     35,073      16.53    37,528     15.68
   Agricultural                                                      3,051        10.32      3,028       9.78     3,020      9.40
   Commercial/Industrial                                            13,998        10.03     13,843       8.81    13,886      8.54
   Other                                                               238         7.98        272       6.99       500      6.80
   Political Subdivisions                                            6,524         6.45      5,244       6.01     3,098      6.29
   Leases                                                              166         9.04        152       8.55       193      7.77
-----------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                                    259,143        10.24    243,147       9.72   227,690     10.07
    Less Unearned Discount                                                                                           (7)
 Net Loans and Leases                                              259,143        10.24    243,147       9.72   227,683     10.07
-----------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                           549,837         8.22    535,227       7.91   489,121      8.06
 Cash                                                               11,834                  13,775               12,107
Securities Valuation Reserve                                        (2,668)                   (851)
Allowance for Possible Loan Losses                                  (4,484)                 (4,064)              (3,627)
 Other Assets                                                        4,737                   4,372                5,686
 Bank Premises & Equipment                                           6,774                   6,199                5,113
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                       566,030                 554,658              508,400
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES

 Interest Checking                                                  42,118         4.02     41,061       3.31    38,784      2.75
 Money Market                                                       91,773         4.93     79,050       3.84    81,277      3.12
 Savings                                                            48,261         2.48     53,853       2.50    50,654      2.86
Certificates of Deposit                                            112,493         5.50    109,174       4.43   111,021      4.80
Individual Retirement Accounts                                      78,534         6.58     70,537       6.92    61,116      6.98
 Other Time Deposits                                                 2,465         2.60      2,555       2.39     2,619      3.25
 Federal Funds Purchased                                             4,774         6.37     11,565       4.31    13,914      3.35
Other Borrowed Funds                                                87,728         6.09     92,614       5.17    62,452      5.14
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities                                 468,146         5.23    460,409       4.52   421,837      4.36
Demand Deposits                                                     39,313                  39,282               35,925
 Other Liabilities                                                   4,844                   2,877                3,945
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                512,303                 502,568              461,707
Stockholders' Equity                                                55,961                  52,629               46,693
-----------------------------------------------------------------------------------------------------------------------------------
Securities Valuation Reserve                                       (2,234)                   (539)
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
   Equity                                                        $ 566,030               $ 554,658            $508,400
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                                               2.99                  3.39                3.70
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(*) Average balances do not include unrealized gains and losses on Available-for-Sale Securities.

TABLE III - ANALYSIS OF THE EFFECT OF VOLUME AND RATE CHANGES ON INTEREST INCOME AND INTEREST EXPENSE

(In Thousands)
                                                              Years Ended December 31, 1995/1994

                                                                  Change       Change
                                                                    in           In      Total
                                                                  Volume        Rate     Change
EARNING ASSETS
  Available-for-Sale Securities:
  U S Treasury Securities                                        $           $         $
 Securities of Other U S Government Agencies and Corporations        57           17        74
 Mortgage-Backed Securities                                        (716)         326      (390)
 Obligations of States and Political Subdivisions                    83          (71)       12
 Stock                                                               27           (3)       24
 Other Securities                                                   522         (329)      193
------------------------------------------------------------------------------------------------
   Total Available-for-Sale Securities                              (27)         (60)      (87)
------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
 U S Treasury Securities                                             19                     19
 Securities of Other U S Government Agencies and Corporations
 Mortgage-Backed Securities                                         (17)           4       (13)
 Obligations of States and Political Subdivisions
 Stock
 Other Securities
-----------------------------------------------------------------------------------------------
   Total Held-to-Maturity Securities                                  2            4         6
-----------------------------------------------------------------------------------------------
Interest-Bearing Due from Banks                                      (4)          (4)       (8)
Federal Funds Sold                                                   48           18        66
Loans:
 Real Estate Loans                                                1,191        1,027     2,218
 Consumer                                                           194          171       365
 Agricultural                                                         2           17        19
 Commercial/Industrial                                               15          170       185
 Other                                                               (3)           3
 Political Subdivisions                                              83           23       106
 Leases                                                               2                      2
-----------------------------------------------------------------------------------------------
   Total Loans                                                    1,484        1,411     2,895
-----------------------------------------------------------------------------------------------
Total Interest Income                                             1,503        1,369     2,872
-----------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
 Interest Checking                                                   36          299       335
 Money Market                                                       534          954     1,488
 Savings                                                           (139)          (7)     (146)
 Certificates of Deposit                                            152        1,190     1,342
 Individual Retirement Accounts                                     549         (263)      286
 Other Time Deposits                                                 (2)           5         3
 Federal Funds Purchased                                           (362)         168      (194)
 Other Borrowed Funds                                              (273)         831       558
-----------------------------------------------------------------------------------------------
Total Interest Expense                                              495        3,177     3,672
-----------------------------------------------------------------------------------------------

NET INTEREST INCOME                                              $ 1,008     $(1,808)  $  (800)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(In Thousands)

                                                               Years Ended December 31, 1994/1993
                                                                  Change       Change
                                                                    in           in      Total
                                                                 Volume         Rate     Change
EARNING ASSETS
Available-for-Sale Securities:
 U S Treasury Securities                                          $  128     $         $    128
 Securities of Other U S Government Agencies and Corporations        617                    617
 Mortgage-backed Securities                                       10,271         (127)   10,144
 Obligations of States and Political Subdivisions                  2,655                  2,655
 Stock                                                               666                    666
 Other Securities                                                    375                    375
------------------------------------------------------------------------------------------------
   Total Available-for-Sale Securities                            14,712         (127)   14,585
------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
 U S Treasury Securities                                             (51)          (1)      (52)
 Securities of Other U S Government Agencies and Corporations
 Mortgage-backed Securities                                      (10,205)       2,006    (8,199)
 Obligations of States and Political Subdivisions                 (1,308)      (1,308)   (2,616)
 Stock                                                              (299)        (300)     (599)
 Other Securities                                                   (616)                  (616)
------------------------------------------------------------------------------------------------
   Total Held-to-Maturity Securities                             (12,479)         397   (12,082)
------------------------------------------------------------------------------------------------
Interest-bearing Due from Banks                                        4           27        31
Federal Funds Sold                                                   (79)          15       (64)
Loans:
 Real Estate Loans                                                 1,406         (752)      654
 Consumer                                                           (396)         309       (87)
 Agricultural                                                          1           12        13
 Commercial/Industrial                                                (4)          36        32
 Other                                                               (17)           1       (16)
 Political Subdivisions                                              129           (9)      120
 Leases                                                                             1         1
------------------------------------------------------------------------------------------------
   Total Loans                                                     1,119         (402)      717
------------------------------------------------------------------------------------------------
Total Interest Income                                              3,277          (90)    3,187
------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
 Interest Checking                                                    66          229       295
 Money Market                                                        (74)         500       426
 Savings                                                              88         (193)     (105)
 Certificates of Deposit                                             (88)        (405)     (493)
 Individual Retirement Accounts                                      652          (36)      616
 Other Time Deposits                                                  (3)         (22)      (25)
 Federal Funds Purchased                                             (87)         119        32
 Other Borrowed Funds                                              1,554          109     1,663
------------------------------------------------------------------------------------------------
Total Interest Expense                                             2,108          301     2,409
------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                              $ 1,169     $   (391) $    778
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME
1995/1994/1993

Noninterest income for the year ended December 31, 1995 and 1994 increased $1,808,000, or 68% over 1994. The increase is due to gains on the sales of stocks of Pennsylvania banks and Pennsylvania bank holding companies. The sales were prompted by increases in value due to merger activity. Management and the Board of Directors felt that it would be prudent to lock in this increase in value. Some of the sales were the result of a recent FDIC ruling that bank stocks not listed on a recognized exchange must be disposed of or moved to the holding company.

Service charges on deposit accounts increased $46,000 or 4.3% for the comparable years 1995 and 1994. The increase was the result of increased usage of account services and fees generated by the new statement imaging system installed in late 1994. The new system has been overwhelmingly accepted by the customer base and has streamlined operations. Customer checks are now destroyed after ninety days and the customer receives an image of the check in their statement.

The Trust Department recorded earnings of $726,000 versus $582,000, when comparing periods ended December 31, 1995 and December 31, 1994, an increase of 24.7%. Trust Department fees are based on the market value of customer accounts and during 1995 the stock market posted significant increases in value, thereby increasing trust fees. The Trust Department also settled several estates during 1995 which also contributed additional fee income.

Insurance commissions, fees, and premiums generated by the Corporation's insurance subsidiary, Bucktail Life Insurance Company, increased only slightly when comparing 1995 to 1994.

Other operating income declined sharply during the year ended December 31, 1995, due to the income recorded during 1994 from the sale of an "Other Asset". Gain from that sale amounted to $265,000. The sale of fully depreciated item processing equipment and interest income generated by tax refunds also contributed $24,000 to 1994 other operating income. Had these items been excluded from 1994 totals, other operating income would have increased $8,000 during 1995.

Total noninterest income in 1994 declined $689,000, a decrease of 20.55% when compared to 1993. The decline was due to realized securities gains in 1993 totaling $646,000. In 1994, realized losses on available-for-sale securities amounted to $219,000.

Other operating income increased significantly in 1994 compared to 1993 due to the sale of an "Other Asset" for a gain of $265,000, as described above. The asset was a 1987-4 residual interest certificate which had been classified as noninvestment grade by the FDIC in 1989. The asset had been written down to a $1.00 carrying value at the request of the FDIC. Income recorded on the asset during 1994 and 1993 amounted to $15,000 and $194,000, respectively.

Other entries causing an increase in noninterest income in 1994 over 1993 included the sale of fully depreciated equipment of $14,000 and interest on tax refunds of $10,000. The tax refunds totaled $56,000 on amended returns for 1990 and 1991.

TABLE VI - COMPARISON OF NONINTEREST INCOME


(In Thousands)

                                                                Years Ended December 31,

                                                                   %                             %
                                                 1995           Change         1994           Change         1993
Service Charges on Deposit Accounts         $    1,117            4.30    $      1,071         (0.93)     $    1081
Service Charges and Fees                           273           (4.55)            286         12.16            255
Trust Department Income                            726           24.74             582          6.59            546
Insurance Commissions, Fees and Premiums           620            2.99             602          0.67            598
Other Operating Income                              60          (82.40)            341         50.88            226
Realized Gains (Losses) on Securities, Net       1,675         (864.84)           (219)      (133.90)           646
--------------------------------------------------------------------------------------------------------------------
Total Other Income                          $    4,471           67.89    $      2,663        (20.55)     $   3,352
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

OTHER NONINTEREST EXPENSE
1995/1994/1993

Other noninterest expense increased $482,000 or a modest 3.5% when comparing the year ended December 31, 1995 with the year ended December 31, 1994.

Salaries and wages increased $381,000, an increase of 7.6%, when comparing the years 1995 and 1994. The increase was due to merit raises and an increase in full time equivalent employees from 194 at year end 1994 to 200 at year end 1995.

Furniture and equipment expense increased $119,000 or 21.4%, when comparing 1995 to 1994. The increase can be attributed to depreciation expense and software maintenance agreements associated with the statement imaging system that became operational in the fall of 1994. These additional expenditures should be reduced over the long term by a reduction in personnel and postage costs.

Other operating expense declined $22,000 in 1995 when compared to 1994. The single largest factor contributing to the decrease was FDIC insurance. Insurance costs decreased by $420,000, net of a refund of $253,508 received in September 1995. As a well capitalized institution, the Corporation benefited from a reduction in rates during 1995 that resulted from the Bank Insurance Fund's attainment of statutory reserve levels. Relatedly, the Corporation will pay a flat amount of $2,000 for 1996.

Several categories of other operating expense increased in 1995, most notably credit card processing costs. Credit card processing costs increased $172,000 when comparing 1995 to 1994. The increased cost is related to interchange fees which are the cost to the Corporation for the use of its credit cards on other networks.

Other expense items reflecting increases during 1995 were Pennsylvania Shares Tax $30,000, bank examination charges $32,000, repairs and maintenance to equipment $33,000 and other losses $37,000.

Noninterest expense for the period ended December 31, 1994 increased $678,000 or 5.25% when compared to the period ended December 31, 1993.

Salaries and wages increased $240,000 or 5.04% when comparing the years 1994 and 1993. The increase can be attributed to merit increases and an increase in the number of full time equivalent employees. There were 194 full time equivalent employees at December 31, 1994 and 189 at December 31, 1993.



Pension and employee benefits declined slightly in 1994 compared to 1993. The decline was due to the drop in the contribution to the profit sharing plan brought about by the retirement of several employees who had been with the Bank for several years. The retirement of two executive officers also caused a decrease of $83,000 in the amount of the contribution to the Corporation's Supplemental Executive Retirement Plan.

Occupancy expense during 1994 increased $70,000 when compared to 1993. This was due to increased building maintenance costs, including janitor supplies and depreciation. Depreciation expense increased $20,000 over 1993 due to the construction of a new office in East Smithfield and extensive renovation of other offices.

Furniture and equipment expense increased 9.45% when comparing 1994 to 1993. The increased expense is due to depreciation on the previously mentioned check imaging system. The cost of the system was $877,000.

A comparison of 1994 and 1993 other operating expense shows an increase of $362,000 or 6.75%. This increase can be attributed to the following items: credit card processing costs, FDIC insurance, Pennsylvania shares tax and donations. Credit card costs increased $273,000 due to increased transaction volume and card holders. FDIC insurance increased $45,000 because of increased coverage levels and Pennsylvania shares tax increased, because of capital growth. The Corporation also made two large donations during 1994: a building in the village of Elkland, Pa. to the local library and appreciated stock to the Soldiers and Sailors Hospital in Wellsboro, Pa. The building had a book value of $61,000 and the stock had a carrying value of $36,000.

TABLE VII- COMPARISON OF NONINTEREST EXPENSE

(IN THOUSANDS)                                         YEARS ENDED DECEMBER 31,
                                                          %                   %
                                             1995    Change      1994    Change      1993
Salaries and Wages                        $ 5,385   $  7.61   $ 5,004   $ 5.04    $  4764
Pensions and Other Employee Benefits        1,618     (0.12)    1,620    (2.53)      1662
Occupancy Expense, Net                        698      0.87       692    11.25        622
Furniture and Equipment Expense               675     21.40       556     9.45        508
Other Operating Expense                     5,703     (0.38)    5,725     6.75       5363
------------------------------------------------------------------------------------------
total other expense                       $14,079    $ 3.54   $13,597   $ 5.25    $12,919
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


INCOME TAXES

The Corporation's income tax provision reflected as a per share cost to stockholders amounted to $.50, $.47 and $.51, respectively for 1995, 1994, and 1993. The amount of income tax payable per common share for those years was $.52, $.41 and $.54, respectively. The per share tax payable for 1995 is a reasonable estimate as the return has not been prepared.

The difference between the amount of income tax currently payable and the amount reflected in the Corporation's income statement is caused by temporary differences. Generally, temporary differences occur when an item of income or expense is included in taxable income during different accounting periods for financial statement and tax return purposes.

The most significant items creating temporary differences are accretion on bonds, depreciation, loan loss expense, loan fees and expense and employee benefit plans.



There are items included in the income statement that are not fully taxable, including dividends received from certain domestic corporations and a portion of interest received on municipal bonds and loans.

During 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", was adopted. The standard requires deferred income taxes to be recorded at current tax rates. With the implementation of SFAS No. 109, the Corporation recognized an increase in income amounting to $233,000. This adjustment was the result of a decline in current tax rates. The adjustment was reflected as "The Cumulative Effect of an Accounting Change" on the Corporation's income statement.

The reader should refer to Note 11 of the "Notes to the Consolidated Financial Statements" for a more complete analysis of income tax expense.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is a reserve created by charges to earnings to cover current and future losses which may occur in the loan portfolio. The balance in the reserve is reviewed by management and the Board of Directors quarterly. Factors used to determine the adequacy include the following:
1. Portfolio quality as determined by a review of an outside loan appraiser.
2. Regulatory examinations.
3. A monthly review of the "Watch List" by management and the Board of Directors.
4. Regulatory requirements.
5. Ability to recover losses and earnings coverage of losses.

PORTFOLIO QUALITY

The Corporation employs the services of an independent loan appraiser who reviews loans based on parameters supplied by the Board of Directors. The review is very comprehensive and includes the examination of loan documentation, borrower's cash flow or ability to repay based on current financial information and the collateral associated with each loan. The appraiser reviews all loans of $175,000 or more and all loans of $100,000 which have been previously classified.

The report prepared by the loan appraiser isolates all loans the reviewer perceives to be problems. The loans are then categorized as loans that are improperly documented, substandard, doubtful and loss. The loan appraisal was completed in the third quarter of 1995.

The loan portfolio is normally reviewed annually by the FDIC or the Pennsylvania Department of Banking. After each review a list of charge-offs is presented to management. The examination in 1995 was conducted by the Pennsylvania Department Lof Banking as of March 31, 1995.

Management also charges off loans at the end of each quarter that it feels are uncollectible.

TABLE VIII - CLASSIFIED LOAN COMPARISONS

                          Brown           Brown          Brown          Brown
                       Consulting      Consulting     Consulting     Consulting
                         Nov 92          May 93        June 94        June 95
(In Thousands)
Substandard                $7,338          $7,647         $9,823         $5,911
Doubtful                    1,143             668            346             59
LOSS                          321              40             91            107
--------------------------------------------------------------------------------
Total                      $8,802          $8,355        $10,260         $6,377
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
% of Net Loans                3.9%            3.6%           4.0%           2.5%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



PROJECTED LOSS PREDICTIONS

The Corporation also prepares loss predictions, quarterly, based on charge-off history and current portfolio quality. The predictions are calculated on the ratio of charge-offs by loan type applied to the current outstanding balance of that particular loan category. The ratios are calculated using a six year history of charge-offs.

Two predictions are prepared: most likely and worst case. The most likely prediction uses the most recent six year history excluding any year that experienced abnormally large charge-offs and any year that had abnormally low recoveries. The worst case includes years of exceptionally high charge-offs.

After the estimated charge-offs are determined using the two methods, the reserve balance is calculated and a determination is made as to its adequacy. If it is found that the reserve will be inadequate, the budgeted charge to earnings is adjusted. The reserve is then divided into allocated and unallocated portions. A comparison is also made to the Corporation's peer group. At year end 1995 the Corporation's reserve was slightly higher than that of its peer group when comparing the latest information available.

Statement of Financial Accounting Standards No. 114 became effective in 1995. SFAS No. 114 requires that certain impaired loans be reflected in the Corporation's balance sheet using one of the following valuation methods: (1) the present value of expected future cash flows discounted at the loan's effective interest rate, (2) the loan's observable market price, or (3) the fair value of the collateral associated with the loan.

SFAS No. 114 does not apply to the majority of the Corporation's loans. Large groups of smaller-balance homogeneous loans may be collectively evaluated for impairment. Examples of such loans include residential mortgage, credit card and consumer installment loans.

The Corporation has implemented SFAS No. 114 by evaluating its impaired loans based on the fair value of the collateral since all of the impaired loans in 1995 are collateral dependent. Based on this analysis, the Corporation has established an allowance of $228,000, included in the allowance for possible loan losses as of December 31, 1995, related to impaired loans.

TABLE IX - LOAN LOSS HISTORY FOR THE PAST SIX YEARS

   (In Thousands)
                                                   1995      1993      1992     1991      1990     Average
   Net Loans  *                                  $264,182  $238,755  $225,475  $199,072  $190,544   $196,643
   Net Charge-offs                                    387       247       518     3,142       115        676
   Allowance for Possible Loan Losses Balance       4,579     3,817     3,356     2,548     2,539      3,010
   Provision for Loan Losses Charged to Earnings      737       708     1,326     3,151       326        998
   Earnings                                         7,866     8,127     7,290     5,643     5,342      5,966
   Earnings Coverage of Net Charge-offs              20.3x     32.9x     14.1x      1.8x     46.5x       8.8x
   Allowance Coverage of Net Charge-offs             11.8x     15.5x      6.5x      0.8x     22.1x       4.4x
   Loans Ninety Days or More Past Due and
     Still Accruing                                 2,915     2,899     2,532     3,810     2,425      2,475
   Net Charge-offs as a Percent of the Provision     52.5%     34.9%     39.1%     99.7%     35.3%      67.8%
   Year-End Nonaccrual Loans                          279       843     1,351       417       309        546
   Allowance as a Percentage of Gross Loans: *
   Bank   (1)                                        1.73%     1.60%     1.49%     1.28%     1.33%      1.30%
   Peer Group  (2)                                   1.61%    %1.82%     1.60%     1.44%     1.34%      1.33%



* Gross Loans less Unearned Discount
 (1) At December 31, 1995
 (2) At September 30, 1995




MONTHLY "WATCH LIST" REVIEW

The Corporation prepares a monthly "Watch List" of delinquent or otherwise potential problem loans. The list is distributed to branch managers or lending officers responsible for the loans. The branch manager or lending officer must update each loan with its current status. A review of the updated list isolates loans which are still delinquent, possible charge-offs, bankruptcies, foreclosures, etc.

This list also reflects large problem loans that may require a separate reserve allocation or an increase in the monthly charge to earnings in addition to the budgeted amount.

REGULATORY REQUIREMENTS

The FDIC, in conjunction with other regulatory agencies, issued an interagency policy statement outlining the responsibility of the Board of Directors as it relates to the loan loss reserve. The statement requires that the Board of Directors maintain an allowance for loan losses that is at least equal to all substandard loans after a deduction for the collateral that is associated with those loans, one-half of all loans classified as doubtful and one-hundred percent of all loans classified as loss.

In addition, the Board of Directors must ensure that all loan guidelines are adhered to, that all loan documentation is in place and that all collateral liens are perfected.

TABLE X - ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                             Years Ended  December 31,

                                                                                  1995        1994      1993      1992      1991
Balance at Beginning of Year                                                      $4,229      $3,817    $3,356    $2,548    $2,539
-----------------------------------------------------------------------------------------------------------------------------------
Charge-Offs
          Real Estate Loans                                                           38                    95        32        15
          Installment Loans                                                          236         266       195       218       213
          Credit Card and Related Plans                                              184         144       183       139       154
          Commercial and All Other Loans                                             116         109       105       293     2,893
-----------------------------------------------------------------------------------------------------------------------------------
          Total Charge-Offs                                                          574         519       578       682     3,275
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries
          Real Estate Loans                                                                        4                            15
          Installment Loans                                                           60          68        84        59        72
          Credit Card and Related Plans                                               41          42        41        22         3
          Commercial and All Other Loans                                              86          80       206        83        43
-----------------------------------------------------------------------------------------------------------------------------------
          Total Recoveries                                                           187         194       331       164       133
-----------------------------------------------------------------------------------------------------------------------------------
Net Charge-Offs                                                                      387         325       247       518     3,142
Additions Charged to Operations                                                      737         737       708     1,326     3,151
-----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                            $4,579      $4,229    $3,817    $3,356    $2,548
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

TABLE XI - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES BY LOAN TYPE


(In Thousands)                                          1995            1994            1993           1992               1991
Mortgage                                             $      38       $      35       $      35       $      18         $      11
Consumer                                                   286             241             205             188               136
Commercial                                                 604             443             583             558               653
Letters of Credit Commitments                               54              86             112             115
FASB 114 Allocation                                        228

All Other Commitments                                      320             300             299             351
Total Allocated                                          1,530           1,105           1,234           1,230               800
Unallocated                                              3,049           3,124           2,583           2,126             1,748
Total Allowance                                      $   4,579       $   4,229       $   3,817       $   3,356         $   2,548


ABILITY TO REPLENISH THE RESERVE THROUGH EARNINGS

The Corporation has demonstrated the ability, when necessary, to accommodate large loan losses during periods of adverse economic conditions without severely impacting earnings or stockholder value. At year end 1995 the earnings coverage of net charge-offs was 20 times.

TABLE XII - FIVE YEAR LOAN SUMMARY


(In Thousands)                  1995       %        1994       %        1993      %         1992       %        1991       %
Real Estate - Construction   $  1,284     0.49   $  2,593      .98   $  2,224     0.93   $    993     0.44   $    982     0.49
Real Estate - Mortgage        200,066    75.72    193,095    74.72    176,518    73.92    162,597    72.10    135,897    68.25
Consumer                       36,351    13.76     37,531    14.52     37,713    15.79     39,173    17.37     38,305    19.24
Agricultural                    2,815     1.07      3,154     1.22      3,207     1.34      3,065     1.36      2,467     1.24
Commercial                     14,445     5.47     13,625     5.27     13,046     5.46     14,578     6.46     16,366     8.22
Other                           2,512     0.95      2,459     0.95      1,782     0.75      1,492     0.66        614     0.31
Political Subdivisions          6,546     2.48      5,870     2.27      4,114     1.72      3,428     1.52      4,368     2.19
Lease Receivables                 189     0.07        168     0.07        176     0.07        190     0.08        129     0.06
-----------------------------------------------------------------------------------------------------------------------------------
Total                         264,208   100.00    258,495   100.00    238,780   100.00    225,516   100.00    199,128   100.00
Less Unearned Discount            (26)                (23)                (25)                (41)                (56)
-----------------------------------------------------------------------------------------------------------------------------------
                              264,182             258,472             238,755             225,475             199,072
Less Allowance for Possible
  Loan Losses                  (4,579)             (4,229)             (3,817)             (3,356)             (2,548)
-----------------------------------------------------------------------------------------------------------------------------------
Net Loans and Lease
   Financing Receivables     $259,603            $254,243            $234,938            $222,119            $196,524
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

                                                                             36

BALANCE SHEET

Average total assets of the Corporation for the year ended December 31, 1995 totaled $566,030,000. This compares to average total assets for the years ended December 31, 1994 and December 31, 1993 of $554,658,000 and $508,400,000,
respectively.

The increase in average total assets for 1995 amounted to $11,372,000 or 2.1% when comparing 1995 to year end 1994. The increase during the two periods can be attributed to an increase in average total deposits of $19,445,000 or 4.9%. Deposit increases between the comparable periods centered around the higher interest-bearing deposit categories, namely money market accounts, certificates of deposit and individual retirement accounts. Average balances in other interest-bearing accounts and demand deposits remained relatively flat between the comparable periods.

The increase in average total deposits between the years ended December 31, 1994 and December 31, 1993 was slightly less at $14,116,000 or 3.7%. The deposits categories which increased during these periods were individual retirement accounts, interest checking accounts and regular savings accounts. Certificates of deposit and money market accounts recorded slight decreases between the comparable periods. Average demand deposits increased from $35,925,000 to $39,282,000 between December 31, 1995 and 1994, respectively.

Average borrowed funds used to fund a portion of the investment in available-for-sale securities and over night deposit fluctuations declined to $92,502,000 for 1995 from an average balance of $104,179,000 in 1994. The decrease in average borrowed funds between 1995 and 1994 is due to an increase in interest rates that began in 1994. The increased rates prompted a sale of a large portion of the available-for-sale securities in late 1994. The sale amounted to about $20,000,000 and the proceeds were used to reduce borrowed fund balances.

Interest rates on borrowed funds declined slightly through the last half of 1995 and management expects this trend to continue into 1996. The decrease in rates has resulted in increased interest margins and, as a result, management has increased borrowings to $99,000,000 at January 31, 1996.

Average total investments during 1995 declined $2,556,000 when compared to 1994. This, as previously mentioned, was the result of decreased borrowings. Average total investments increased $30,642,000 during 1994 when compared to 1993. The increase was supported by an increase in average borrowed funds during the comparable periods. The periods being compared also enjoyed relatively large interest margins.

As reflected in Table II of this section, at December 31, 1993 management reclassified nearly all of its investment portfolio from held-to-maturity securities to available-for-sale securities. This decision was prompted by the implementation of Statement of Financial Accounting Standards No. 115 as required by the Financial Accounting Standards Board. The SFAS requires that the investment portfolio be segregated into three distinct categories: held-to-maturity, available-for-sale and trading account securities.

Held-to-maturity securities, as the title implies, must be held to maturity and are carried at amortized cost. Available-for-sale securities are carried at amortized cost and marked to market on financial statement presentation dates. The market value adjustment is carried as an equity reserve, net of applicable income tax.

The decision to reclassify the securities was made because the Board of Directors and management decided that since the investment portfolio comprises more than half of the Corporation's asset base it must be managed on a regular basis to take advantage of changing market conditions which could leave the Corporation and corporate earnings vulnerable to these changing market conditions. Management and the Board of Directors are cognizant of the fact that the required adjustment to capital caused by market value changes can be substantial and have in place parameters which are monitored monthly. The portfolio of available-for-sale securities is monitored closely and priced frequently, especially during periods of interest rate instability.

Average total loans amounted to $259,142,000, $243,147,000 and $227,690,000, respectively for the comparable periods ended December 31, 1995, 1994 and 1993. The increase amounted to 6.6% during 1995 and 6.8% during 1994 as compared to the year ended December 31, 1993. The increase in average total loans for all comparable periods was centered around real estate secured loans as all other loan categories, with the exception of municipal loans, were relatively flat. Average municipal loans, however, did increase $2,146,000 between December 31, 1993 and December 31, 1994 as a result of an authority secured loan to a local hospital expansion project.

Average equity remained strong for the three years being compared. Average equity to average assets for the years ended December 31, 1995, 1994 and 1993 was 9.9%, 9.5% and 9.2%, respectively. Average equity to average deposits was 13.5%, 13.3% and 12.2%, respectively for the same comparable periods. The percentages presented do not reflect equity adjustments resulting from equity reserves created by unrealized gains or losses on the Corporation's portfolio of available-for-sale securities.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Liquidity is the Corporation's ability to raise funds on short notice due to deposit fluctuations, unusually heavy loan demand or the maintenance of required reserves. The primary source of funds for the Corporation is core deposits. Deposits considered core are those whose balances remain relatively stable during a period of several years.

Daily deposit fluctuations normally do not vary more than $2,000,000 to $5,000,000 up or down. However, the Corporation has a few customers who can cause total deposits to vary as much as $7,000,000 to $8,000,000 for short periods. When deposits decline for short periods, the Corporation has the availability of several credit sources. The Corporation maintains a Flexline of credit with the Federal Home Loan Bank of Pittsburgh and overnight borrowing agreements with several of its correspondent banks, namely Mellon Bank and the Atlantic Central Bankers Bank. The Corporation also uses repurchase agreements secured by securities held in the investment portfolio.

Interest rate sensitivity is a measure of the Corporation's asset and liability maturity schedule. It considers the maturity date of each asset and liability to be the date at which that asset or liability will carry a different interest rate. A positive interest rate gap indicates that more assets than liabilities are maturing during a given period. Conversely, a negative gap shows that more liabilities than assets are maturing during that same period. The normal measurement period is one year. The interest rate gap can have a dramatic effect on the interest margin of the Corporation during periods of falling or rising interest rates.

Interest rate fluctuations also impact the market value of the Corporation's investments which are carried as available-for-sale securities and have to be marked to the current market value at the end of each quarter. Rising interest rates can cause significant depreciation in the portfolio. Conversely, falling interest rates can dramatically increase the value of the portfolio. Interest rate fluctuations can also affect the loan portfolio and the Corporation's deposit base. However, those assets and liabilities are considered as long term and are not for sale.

The Corporation uses a simulation model to measure both the risk to the interest margin and the market value of the investment portfolio. As previously mentioned, a one year time frame is used and rate swings of from 100 basis points (1%) to 400 basis points (4%) both rising and falling are applied to the asset and liability base. The model projects the net interest margin through all interest rate scenarios and it calculates an estimated market value adjustment through the same scenarios. The model is run monthly and is reviewed carefully by the Asset and Liability Committee and the Board of Directors. The portfolio is also repriced monthly to provide an actual market value appreciation or depreciation that is also reported to the Board of Directors. During volatile interest rate periods the portfolio is repriced more frequently to provide information which may be needed for immediate Board action.

At December 31, 1995 the Corporation enjoyed a market value appreciation within its available-for-sale investment securities of $10,534,000, or a net after tax adjustment of $6,952,000. This compares to a market value depreciation of $13,014,000 or $8,589,000 after tax adjustment at December 31, 1994. The after tax amount at December 31, 1993 was a positive $5,592,000. The after tax amount is carried as a capital reserve and is added to or deducted from shareholders' equity. The reserve adjustment is posted quarterly. If any of the securities are sold, the adjustment is moved from equity and reflected in the net income of the Corporation in the quarter it occurs.

The Corporation has for the past several years maintained a negative gap position of varying levels depending on the current interest rate structure. This position, with its inherent risk, has added significantly to the Corporation's bottom line and capital base. Realizing the risk, the Board of Directors and management monitor the risk levels very closely and frequently.

TABLE XIII - RATE SENSITIVE ASSETS AND RATE SENSITIVE LIABILITIES

                                                               AS OF DECEMBER 31, 1995
(In Thousands)                                Under        One to     Five to     Over
                                             One Year       Five        Ten        Ten        Non-
                                                            Years      Years      Years     Interest     Total
ASSETS
Interest-Bearing Deposits                  $     645      $               $         $         $           $   645
Available-for-Sale Securities:
  Obligations of the U S Treasury                             2,500                                         2,500
  Obligations of Other U S Govt. Agcy.                                       7,092     5,122               12,214
  Mortgage-backed Securities                                 25,576         25,701   155,119              206,396
  Obgl. of States & Pol. Subdivisions          1,009          3,950          6,435    32,188               43,582
  Corporate Debt Securities                    1,035          1,000             15    12,144               14,194
   Stocks                                                                             20,705               20,705
Total Available-for-Sale Securities            2,044         33,026         39,243   225,278              299,591
Held-to-Maturity Securities:
  Obligations of the US Treasury                                598                                           598
  Mortgage-backed Securities                                                   106       803                  909
Total Held-to-Maturity Securities                               598            106       803                1,507
Loans and Lease Financing:
     Real Estate-Construction                  1,284                                                        1,284
     Real Estate-Mortgage                     87,133         46,794         44,423    21,716              200,066
     Consumer                                 13,541         12,806             68     9,936               36,351
     Agricultural                              1,343          1,347            104        21                2,815
     Commercial                               11,313          2,858            274                         14,445
     Other                                     1,201            107          1,204                          2,512
     Political Subdivisions                    1,375          2,435          1,240     1,496                6,546
     Leases                                       36            153                                           189
Total Loans                                  117,226         66,500         47,313    33,169              264,208
Less: Unearned Discount                                                                            (26)       (26)
          Allowance for Possible Loan Losses                                                    (4,579)    (4,579)
-----------------------------------------------------------------------------------------------------------------
Net Loans and Leases                         117,226         66,500         47,313    33,169    (4,605)   259,603
-----------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                                                              0
-----------------------------------------------------------------------------------------------------------------
Cash and Due From Banks                                                                         12,945     12,945
-----------------------------------------------------------------------------------------------------------------
Other Assets                                   4,058                                             7,638     11,696
-----------------------------------------------------------------------------------------------------------------
Total Assets                               $ 123,973       $100,124       $ 86,662  $259,250  $ 15,978   $585,987
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY
Interest-Bearing Deposits:
     Money Market                          $  95,679       $              $         $         $          $ 95,679
     NOW and SNOW                             43,180                                                       43,180
     Christmas/Fund Clubs                        828                                                          828
     CD's                                     77,926         40,482            113                        118,521
     Reg/Key Savings                                                                  46,051               46,051
     GPS                                                                                 912                  912
     IRA's                                    83,214                                                       83,214
Total Interest-Bearing Deposits              300,827         40,482            113    46,963              388,385
Demand Deposits                                                                                 41,167     41,167
Repurchase Agreements                         20,000         20,000                                        40,000
Borrowed Funds:
     Variable                                 10,000                                                       10,000
     Fixed                                    15,000         20,000                                        35,000
-----------------------------------------------------------------------------------------------------------------
Total Borrowed Funds                          25,000         20,000                                        45,000
-----------------------------------------------------------------------------------------------------------------


Other Liabilities                                843                                             3,615      4,458
-----------------------------------------------------------------------------------------------------------------
Stockholders' Equity                                                                            66,977     66,977
-----------------------------------------------------------------------------------------------------------------
Total Liabilities and Equity                 346,670         80,482            113    46,963   111,759    585,987
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap              $(222,697)      $ 19,642       $ 86,549  $212,287  $(95,781)  $      0
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

CAPITAL ADEQUACY

The total capital of the Corporation at December 31, 1995, excluding the valuation reserve, amounted to $60,025,000. This compares to total capital of $55,385,000 and $50,913,000 at December 31, 1994 and 1993, respectively.

Total capital of the Corporation at December 31, 1995, 1994, and 1993, respectively, including the adjustment to the reserve for unrealized gains and losses on available-for-sale securities, amounted to $66,977,000, $46,796,000 and $56,505,000.

 The capital to assets ratio excluding the valuation reserve, at December 31, 1995, 1994 and 1993 was 10.2%, 10.1% and 9.1%. The capital to deposits ratio at the same dates was 14.0%, 13.9% and 13.0%, respectively.

The Corporation's risk-based capital ratio, which measures the amount of risk assets to total capital, was 18.72%, 18.36% and 17.35%, respectively, at December 31, 1995, 1994, and 1993.

There are no planned capital expenditures which would have a detrimental effect on the capital ratios or the results of operations.

The following table examines the Corporation's capital.

TABLE XIV - CAPITAL RATIOS

                                                             December 31,
(In Thousands)                                            1995           1994
 TIER I Total Stockholders' Equity                    $    60,025    $    55,385
 TIER II Allowance for Possible Loan Losses (1)             4,295          4,047
---------------------------------------------------------------------------------
          Total Qualifying Capital                    $    64,320    $    59,432
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
 Risk Adjusted Assets - Balance Sheet                 $   298,339    $   279,807
 Risk Adjusted Assets - Off Balance Sheet             $    45,261    $    43,943
--------------------------------------------------------------------------------
          Total Risk Adjusted Assets                  $  $343,600    $   323,750
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
 Ratios
         TIER I Capital Ratio                               17.47%         17.11%
          Minimum Required December 31, 1995                 4.00%
          Minimum Required December 31, 1994                                4.00%

          Total Capital Ratio - Actual                      18.72%         18.36%
          Minimum Required December 31, 1995                 8.00%
          Minimum Required December 31, 1994                                8.00%


 (1) Allowable inclusion equals up to 1.25% of Risk Adjusted Assets

QUARTERLY SHARE DATA
THE CORPORATION'S STOCK IS NOT TRADED ON AN ESTABLISHED STOCK EXCHANGE. HOWEVER, STOCK TRANSACTIONS ARE EFFECTED THROUGH VARIOUS BROKERS WHO MAINTAIN A MARKET IN THE CORPORATION'S STOCK OR TRADES ARE MADE ON A PERSON TO PERSON BASIS. THE FOLLOWING TABLE SETS FORTH THE APPROXIMATE HIGH AND LOW SALES PRICES OF THE COMMON STOCK DURING 1995, 1994 AND 1993 AS FURNISHED BY BROKERS AND OTHER SOURCES CONSIDERED BY THE CORPORATION TO BE RELIABLE.



                                1995                          1994                            1993
                                           Dividend                         Dividend                         Dividend
                                           Declared                         Declared                         Declared
                                              per                              per                              per
                         High        Low    Quarter       High       Low    Quarter       High        Low    Quarter
----------------------------------------------------------------------------------------------------------------------
First Quarter          $20.25     $18.50      $0.16     $16.88     $16.50      $0.15     $12.00     $11.63      $0.13
Second Quarter          20.25      18.75       0.16      18.31      17.50       0.15     15.00       12.00       0.13
Third Quarter           20.00      19.50       0.16      18.75      18.38      0.155      15.50      15.00       0.15
Fourth Quarter          20.50      19.75       0.17      20.25      19.00       0.16      16.25      15.00       0.15
                                                plus                             plus                             plus
                                              1 % stock                        1 % stock                        1 % stock



COMMON STOCK AND PER SHARE DATA
-----------------------------------------------------------------------------------------------------------------------------
                                                            1995           1994           1993           1992           1991
Net Income                                                 $1.57          $1.50          $1.62          $1.45          $1.10
Cash Dividends Declared                                     $.64           $.60           $.54           $.48           $.43
Cash Dividends Declared on an Historical basis              $.65          $.615           $.56           $.50          $.465
Stock Dividend                                            1 %            1 %            1 %            1 %            1 %
Number of Shares Outstanding
  (excluding shares held in treasury)                  4,962,456      4,913,322      4,864,674      4,816,508      4,768,818
Number of Shares Used for Computation                  5,012,081      5,012,081      5,012,081      5,020,191      5,110,590
Number of Shares Issued                                5,066,516      5,016,352      4,966,684      4,917,508      4,868,818
Number of Shares Authorized                           10,000,000     10,000,000     10,000,000     10,000,000     10,000,000
Stockholders' Equity Per Share                            $13.36          $9.34         $11.27          $9.07          $7.95
Stockholders' Equity Per Share (*)                        $11.98         $11.05         $10.16          $9.07          $7.95
Number of Stockholders at Year End                         2,027          1,901          1,819          1,809          1,775


(*) Does not include unrealized holding gains or losses on available-for-sale securities.

Known "market makers" who handle Citizens and Northern Corporation stock transactions are:

    HOPPER SOLIDAY & COMPANY      RYAN BECK & COMPANY
    1500 Walnut Street            3 Parkway
    PHILADELPHIA, PA 19102        PHILADELPHIA, PA 19102
    800-526-6371                  800-342-2325

    MERRILL LYNCH, PIERCE,        SANDLER O'NEILL & PARTNERS
    Fenner & Smith, Inc.          Two World Trade Center
    ONE WEST THIRD STREET         104th Floor
    WILLIAMSPORT, PA 17701        New York, NY  10048
    800-937-0769                  800-635-6851

    FERRIS, BAKER WATTS
    6 Bird Cage Walk
    Holidaysburg, PA 16648
    800-343-5149

FIVE YEAR SUMMARY OF OPERATIONS

(In Thousands)

INCOME STATEMENT                                                           1995      1994      1993      1992      1991
Interest Income                                                         $45,181   $42,309   $39,122   $38,807   $39,120
Interest Expense                                                         24,477    20,805    18,396    18,724    21,806
------------------------------------------------------------------------------------------------------------------------
Interest Margin                                                          20,704    21,504    20,726    20,083    17,314
Provision for Possible Loan Losses                                          737       737       708     1,326     3,151
------------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses                 19,967    20,767    20,018    18,757    14,163
Other Income                                                              2,796     2,882     2,706     2,369     2,460
Securities Gains (Losses)                                                 1,675      (219)      646       298     1,257
Other Expenses                                                           14,079    13,597    12,919    11,744    10,616
------------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Provision                                       10,359     9,833    10,451     9,680     7,264
Income Tax Provision                                                      2,493     2,339     2,557     2,390     1,621
Income Before Cumulative Effect of Accounting Change                     $7,866     7,494     7,894     7,290     5,643
Cumulative Effect of Change in Accounting for Income Taxes (Benefit)         --        --      (233)       --        --
------------------------------------------------------------------------------------------------------------------------
Net Income                                                               $7,866    $7,494    $8,127    $7,290    $5,643
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET AT YEAR END
Total Securities  (1)                                                  $301,743  $261,820  $302,096  $217,811  $169,571
Loans (Excluding Unearned Discount)                                     264,182   258,472   238,755   225,475   199,072
Earning Assets                                                          549,837   516,898   537,813   440,474   418,899
Total Assets                                                            585,987   546,478   560,055   466,119   440,895
Total Deposits                                                          429,552   399,263   391,639   367,196   344,122
Stockholders' Equity Before Adjustment for Unrealized Gain or Loss
on Available-for-Sale Securities                                         60,025    55,385    50,913       n/a       n/a
Stockholders' Equity                                                     66,977    46,796    56,505    45,510    40,628

AVERAGE BALANCE SHEET
Total Securities (Amortized Cost)  (1)                                  290,694  $291,734  $258,874  $225,439  $200,996
Loans (Excluding Unearned Discount)                                     259,143   243,147   227,683   211,038   194,711
Earning Assets                                                          549,837   535,227   489,121   437,848   396,259
Total Assets                                                            566,030   554,658   508,400   456,679   417,147
Total Deposits                                                          414,957   395,512   381,396   357,121   336,263
Stockholders' Equity Before Adjustment for Unrealized Gain or Loss
on Available-for-Sale Securities                                         55,961    52,629       n/a       n/a       n/a
Stockholders' Equity                                                     53,727    52,090    46,693    42,875    38,722

FINANCIAL RATIOS
Return on Stockholders' Equity (4)                                        14.1%     14.2%       n/a       n/a       n/a
Return on Stockholders' Equity (3)                                        14.6%     14.4%     17.4%     17.0%     14.6%
Return on Assets (3)                                                      1.39%     1.35%     1.60%     1.60%     1.35%

Stockholders' Equity to Assets (4)                                        9.84%     9.49%       n/a       n/a       n/a
Stockholders' Equity to Assets (3)                                        9.49%     9.39%     9.18%     9.39%     9.28%
Stockholders' Equity to Loans (3)                                         20.9%     21.4%     20.5%     20.3%     19.9%
Net Income to:
      Total Interest Income                                               17.4%     17.7%     20.8%     18.8%     14.4%
      Interest Margin                                                     38.0%     34.8%     39.2%     36.3%     32.6%
Cash Dividend, as a % of Net Income                                       41.0%     40.3%     33.5%     33.0%     39.3%

(1) Includes Interest-Bearing Due from Banks
(2) Balance Sheet at Year End
(3) Average Balance Sheet, Including Valuation Reserve
(4) Average Balance Sheet, Excluding Valuation Reserve

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 1995 and 1994 (In thousands, except per share data).

                                                                                1995 Quarter Ended
                                                                Mar 31         Jun 30         Sep 30         Dec 31
Interest Income                                            $    10,734    $    11,116    $    11,675    $    11,656
Interest Expense                                                 6,095          6,135          6,264          5,983
--------------------------------------------------------------------------------------------------------------------
Interest Margin                                                  4,639          4,981          5,411          5,673
Provision for Possible Loan Losses                                 184            184            184            185
--------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses         4,455          4,797          5,227          5,488
Other Income                                                       718            711            693            674
Securities Gains (Losses)                                          774             77            378            446
Other Expense                                                    3,647          3,662          3,388          3,382
--------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                       2,300          1,923          2,910          3,226
Income Tax Provision                                               575            256            840            822
--------------------------------------------------------------------------------------------------------------------
Net Income                                                 $     1,725    $     1,667    $     2,070    $     2,404
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Net Income Per Share                                       $       .34    $       .33    $       .41    $       .48
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                                                                               1994 Quarter Ended
                                                                Mar 31         Jun 30         Sep 30         Dec 31

Interest Income                                            $    10,049    $    10,353    $    10,772    $    11,135
Interest Expense                                                 4,605          4,978          5,357          5,865
--------------------------------------------------------------------------------------------------------------------
Interest Margin                                                  5,444          5,375          5,415          5,270
Provision for Possible Loan Losses                                 184            185            184            184
--------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses         5,260          5,190          5,231          5,086
Other Income                                                       857            659            651            715
Securities Gains (Losses)                                          542            153             27           (941)
Other Expense                                                    3,386          3,425          3,346          3,440
--------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                       3,273          2,577          2,563          1,420
Income Tax Provision                                               820            693            585            241
--------------------------------------------------------------------------------------------------------------------
Net Income                                                 $     2,453    $     1,884    $     1,978    $     1,179
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Net Income Per Share                                       $       .49    $       .38    $       .39    $       .24
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

TRUST DEPARTMENT

(In Thousands)            1995      1994      1993      1992      1991
Assets                  $181,351  $146,178  $147,804  $132,550  $112,215
Earnings                     726       582       546       476       506

The composition of trust assets and liabilities for the years ended 1995, 1994 and 1993 are shown in the following table:

                                      1995           1994           1993
INVESTMENTS
Bonds                             $    75,363    $    66,003    $    65,761
Stock                                  69,520         45,592         52,658
Savings and Money Market Funds         12,512         14,682         12,479
Mutual Funds                           22,207         17,568         14,920
Mortgages                                 115            109            141
Real Estate                               889            977          1,048
Miscellaneous                             745          1,247            797
----------------------------------------------------------------------------
Total                             $   181,351    $   146,178    $   147,804
----------------------------------------------------------------------------
----------------------------------------------------------------------------
ACCOUNTS
Estates                                 2,124          1,455            349
Trusts                                 41,297         36,343         37,869
Guardianships                           1,437          1,316          1,807
Pension/Profit Sharing                 76,605         60,647         59,701
Investment Management                  59,888         46,417         48,078
----------------------------------------------------------------------------
Total                             $   181,351    $   146,178    $   147,804
----------------------------------------------------------------------------
----------------------------------------------------------------------------

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report for the year ended December 31, 1995, on Form 10-K as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at its principal office at P O Box 58, Wellsboro, Pa 16901.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

DESCRIPTION OF BUSINESS

Citizens and Northern Corporation ("Corporation") is a one bank holding company whose principal subsidiary is Citizens and Northern Bank ("Bank").

The Bank is a Pennsylvania banking institution that was formed pursuant to the consolidation of Northern National Bank of Wellsboro and Citizens National Bank of Towanda on October 1, 1971. In May of 1972, the Bank merged with the First National Bank of Ralston and on October 1, 1977, merged with the Sullivan County National Bank. Then on January 1, 1984 the Bank merged with the Farmers National Bank of Athens. On May 1, 1990, The First National Bank of East Smithfield merged with the Bank. The Bank has held its current name since May 6, 1975, at which time the Bank changed its charter from a National bank to a Pennsylvania bank. The Bank's principal office is located in Wellsboro, Pennsylvania. On December 31, 1995 the Bank had total assets of $585,987,000, total deposits of $429,522,000 and total loans outstanding of $259,603,000.

The Bank provides an extensive range of banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, personal, commercial and installment loans and such types of deposits and other loans that are common to a full service bank of its size and structure. The Bank also maintains a trust department that provides full fiduciary services.

The Corporation also owns a subsidiary, Bucktail Life Insurance Company, which provides credit life and accident and health insurance on behalf of the Bank. The business generated by Bucktail Life Insurance Company is insignificant in relation to the total business of the Corporation.

The main office of the Bank is located at 90-92 Main Street, Wellsboro, Pennsylvania. The Bank has a total of fifteen (15) banking offices, all located in the Pennsylvania counties of Bradford, Lycoming, Sullivan and Tioga. All such properties are owned by the Bank. There are no encumbrances against any of the Bank's properties.

As of December 31, 1995, the Bank had a total of 200 full time equivalent employees. The Bank provides a variety of employee benefits and considers its relationship with its employees to be good.

All phases of the Bank's business are competitive. The Bank primarily competes in the market area composed of Tioga and Bradford counties, and portions of Lycoming and Sullivan counties. The Bank competes with approximately 15 commercial banks, including local commercial banks headquartered in our market area as well as other commercial banks with branches in the Bank's market area. Some of the banks that have branches in the Bank's market area are larger in overall size than the Bank. The Bank, along with other commercial banks, competes with respect to its lending activities as well as in attracting demand and savings deposits with savings banks, savings and loan associations, insurance companies, regulated small loan companies and credit unions. The Bank also competes with insurance companies, investment counseling firms, mutual funds and other business firms and individuals in corporate trust and investment management services.

The Bank is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

CITIZENS & NORTHERN CORPORATION AND
CITIZENS & NORTHERN BANK BOARD OF DIRECTORS


J. Robert Bower              William K. Francis            Lawrence F. Mase              F. David Pennypacker
Pharmacist                   Chairman, President and       President, Mase's Inc.        C.P.A. in firm of
                             Chief Executive Officer                                     Pennypacker & Zeigler, P.C.
R. Robert DeCamp                                           Robert J. Murphy
President and CEO,           Laurence R. Kingsley          Retired, formerly             Leonard Simpson
Patterson Lumber Co. Inc.    Owner, L.R. Kingsley          Attorney in law firm of       Attorney at Law
                             Lumber                        Davis, Murphy, Niemiec &
R. James Dunham                                            Smith                         Howard W. Skinner
President, R. J. Dunham      Edward L. Learn                                             Retired, formerly Senior
Department Store             Feed Mill Manager,            Edward H. Owlett, III         Vice President
                             Purina Mills Inc.             Attorney in law firm of
Adelbert E. Eldridge                                       Owlett, Lewis & Ginn, P.C.    Donald E. Treat
Retired Regional Director    John H. Macafee                                             Owner, Treat Hardware
of Susquehanna Region of     Operator
Pennsylvania Electric Co.    Mapoval Farms Inc.

DIRECTOR EMERITUS
Edward H. Owlett
Attorney in  law firm of
Owlett, Lewis & Ginn, P.C.

ADVISORY BOARDS

ATHENS                       KNOXVILLE                     SAYRE                         TROY
Terry W. Depew               Mary Rose Sacks               Stephan W. Bowen              Brian L. Canfield
R. Bruce Haner               Clyde E. Beard                Susan Hartley                 Dennis F. Beardslee
Wayne E. Lowery              Gerald Bliss                  George Howell                 Roy W. Cummings, Jr.
John H. Macafee              Grant Gehman                  Laurance Reagan               J. Robert Garrison
David Rosenbloom             Karl W. Kroeck                John Steadle                  Gregory W. Powers
Howard W. Skinner
                             LAPORTE                       TIOGA                         WELLSBORO
DUSHORE                      Randy R. Meckes               Lois C. Wood                  Richard L. Wilkinson
Wayne E. Gavitt              Kenneth F. Fry                Joseph R. Borden, Jr.         Donald Abplanalp
Ronald A. Gutosky            Marvin L. Higley              John E. Brackley              J. Robert Bower
P. Dean Homer                Walter B. Neidig              Donald E. Treat               R. Robert DeCamp
Dennis McCarty               Leonard Simpson               Jean L. Ward                  R. James Dunham
Kerry A. Meehan                                            M. Frank Ward                 Edward H. Owlett, III
Leslie W. Miller, Jr.        LIBERTY                                                     F. David Pennypacker
                             Ann L. Yuscavage              TOWANDA &
EAST Smithfield              LYLE R. BRION                 MONROETON                     WYSOX
Peggy Brown                  Gary Dinnison                 Larry D. Sharer               Debra S. Kithcart
Roy L. Beardslee             Lawrence F. Mase              Wilson S. Quiggle             Lucille P. Donovan
Laurence R. Kingsley         Ray E. Wheeland               Allen M. Alper                Robert L. Fulmer
Liston Pepper                                              ADELBERT E. Eldridge          WALTER E. Warburton, Jr.
BENNETT R. Young             RALSTON                       Robert J. Murphy
                             Daniel P. Clark               Jeffrey A. Smith
ELKLAND                      George E. Bittner             James Towner
Scott A. Keck                William W. Brooks, III        Jerome C. Violette
Eric Beard                   Willard S. Kuser
John C. Kenyon
Edward L. Learn



                                                                             46


CITIZENS & NORTHERN BANK OFFICERS

William K. Francis           Stephan W. Bowen              David C. Schucker             Mark C. Griffis
Chairman, President &        Assistant Vice President      Assistant Vice President      Bankcard Plan Manager
Chief Executive Officer
                             Thomas L. Briggs              James H. Shelmire             Joan F. Johnson
Craig G. Litchfield          Trust Officer                 Systems Analyst               Assistant Cashier
Senior Vice President
                             Peggy A. Brown                Gerald W. Smith               Karen L. Keck
Robert W. Anderson           Assistant Vice President      Trust Officer                 Bookkeeping Manager
Vice President - Data
Processing                   Phylis W. Callear             Jan L. Southworth             Glenda R. Marzo
                             Assistant Vice President      Assistant Vice President      Assistant Auditor
Brian L. Canfield
Vice President               Daniel P. Clark               Nancy L. Tubbs                Patrica Marzo
                             Assistant Vice President      Assistant Vice President      Assistant Cashier
Terry R. Depew
Vice President               Helen W. Ferris               Lois C. Wood                  Sandra J. McNeal
                             Assistant Vice President      Assistant Vice President      Assistant Cashier
Keith E. Ferguson
Vice President               Joan L. Grenell               Mary J. Wood                  Judith L. Metcalf
                             Assistant Vice President      Trust Officer                 Assistant Cashier
Wayne E. Gavitt
Vice President               Nicholas Helf, Jr.            Ann L. Yuscavage              Leonard Mitchell, III
                             Trust Officer                 Assistant Vice President      Collection Officer
Scott A. Keck
Vice President               Elaine F. Johnston            Raechelle N. Acker            Janet R. Ordway
                             Assistant Vice President      Assistant Cashier             Assistant Cashier
Matthew P. Prosseda
Vice President               Debra S. Kithcart             Sandra G. Andrews             Karen B. Peterson
                             Assistant Vice President      Assistant Cashier             Assistant Cashier
James W. Seipler
Cashier & Controller         Rhonda J. Litchfield          Bonnie L. Bennett             Eileen K. Ranck
                             Trust Officer                 Assistant Cashier             Bankcard Operations
Larry D. Sharer                                                                          Manager
Vice President               Randy R. Meckes               Joan M. Blackwell
                             Assistant Vice President      Assistant Cashier             Virginia L. Reap
Richard L. Wilkinson                                                                     Assistant Cashier
Vice President               Kim L. Miller                 Marcella Chaykosky
                             Assistant Vice President      Assistant Cashier             Joseph A. Snell
Kathleen M. Osgood                                                                       Assistant Controller
Corporate Secretary          Jeffrey B. Osgood             Rick Cisco
                             Assistant Vice President      Technical Support             Twila G. Starr
Klas G. Anderson             & Personnel Officer           Manager                       Assistant Cashier
Assistant Vice President
                             Wilson S. Quiggle             Jerome Coleman                Charmaine H. Stempel
Russell H. Bauman            Assistant Vice President      Assistant Cashier             Assistant Cashier
Auditor                                                                                  & Security Officer
                             Mary Rose Sacks               Diane B. Elvidge
Robert E. Bolt               Assistant Vice President      Assistant Cashier             Barbara J. Tubbs
Assistant Vice President                                                                 Assistant Cashier
                             Shawn M. Schreck              Rita Y. Fisk
                             Assistant Vice President      Assistant Cashier             Eric E. Wertz
                             & Compliance Officer                                        Bankcard Credit Officer

CITIZENS & NORTHERN CORPORATION OFFICERS

William K. Francis                   Craig G. Litchfield                    James W. Seipler              Kathleen M. Osgood
Chairman, President &                Senior Vice President                   Treasurer                    Corporate Secretary
Chief Executive Officer

                                                                             47